   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 1997



                                                      REGISTRATION NO. 333-19485

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            KRAUSE'S FURNITURE, INC.
        (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENTS)

            DELAWARE                             5710                            77-0310773
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                             200 NORTH BERRY STREET
                          BREA, CALIFORNIA 92821-3903
                                 (714) 990-3100
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                PHILIP M. HAWLEY
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            KRAUSE'S FURNITURE, INC.
                             200 NORTH BERRY STREET
                          BREA, CALIFORNIA 92821-3903
                           (714) 990-3100 (TELEPHONE)
                           (714) 990-3561 (FACSIMILE)
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                               AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                            WILLIAM E. HORWICH, ESQ.
                        WENDEL, ROSEN, BLACK & DEAN, LLP
                           1111 BROADWAY, 24TH FLOOR
                           OAKLAND, CALIFORNIA 94607
                           (510) 834-6600 (TELEPHONE)
                           (510) 834-1928 (FACSIMILE)
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement Number of the earlier effective Registration Statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement Number of the earlier effective Registration Statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
================================================================================


         TITLE OF EACH CLASS                             PROPOSED MAXIMUM   PROPOSED MAXIMUM       AMOUNT OF
         OF SECURITIES TO BE            AMOUNT TO BE      OFFERING PRICE        AGGREGATE        REGISTRATION
             REGISTERED                  REGISTERED        PER SHARE(1)     OFFERING PRICE(1)         FEE
-----------------------------------------------------------------------------------------------------------------
 Common Stock (par value $0.001).....    50,000 Shares         $1.84             $92,000            $27.88
=================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the computation of fees is based upon the average of the high and low sales prices on the Nasdaq Small Cap Market System on February 25, 1997, of $1.84.

                            ------------------------

     THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933.

================================================================================

                            KRAUSE'S FURNITURE, INC.
                            ------------------------

                         CROSS-REFERENCE SHEET PURSUANT
                        TO ITEM 501(B) OF REGULATION S-K
               SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

               REGISTRATION STATEMENT ITEM
              NUMBER AND HEADING PROSPECTUS                   LOCATION IN PROSPECTUS
        -----------------------------------------    -----------------------------------------
  1.    Forepart of the Registration Statement
          and Outside Front Cover Page of
          Prospectus.............................    Outside Front Cover Page
  2.    Inside Front and Outside Back Cover Pages
          of Prospectus..........................    Inside Front and Additional Information
  3.    Summary Information, Risk Factors and
          Ratio of Earnings to Fixed Charges.....    Prospectus Summary; Risk Factors
  4.    Use of Proceeds..........................    Use of Proceeds
  5.    Determination of Offering Price..........    Inapplicable
  6.    Dilution.................................    Inapplicable
  7.    Selling Security Holders.................    Principal and Selling Stockholders
  8.    Plan of Distribution.....................    Outside Front Cover Page; Plan of
                                                     Distribution
  9.    Description of Securities to be
          Registered.............................    Description of Capital Stock
 10.    Interests of Named Experts and Counsel...    Legal Matters; Experts
 11.    Information with Respect to the
          Registrant.............................    Outside Front and Inside Front Cover
                                                     Pages; Prospectus Summary; Risk Factors;
                                                       Dividends; Capitalization; Selected
                                                       Financial Data; Management's Discussion
                                                       and Analysis of Financial Condition and
                                                       Results of Operations; Business;
                                                       Management; Certain Transactions;
                                                       Principal and Selling Stockholders;
                                                       Description of Capital Stock;
                                                       Consolidated Financial Statements
 12.    Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities............................    Inapplicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 28, 1997


PROSPECTUS


                                4,444,528 SHARES


                            KRAUSE'S FURNITURE, INC.
                                  COMMON STOCK

                            ------------------------

     All of the shares of Common Stock, par value $0.001 per share (the "Common Stock"), of Krause's Furniture, Inc., a Delaware corporation (the "Company" or "KFI"), offered hereby are being offered on a continuous or delayed basis in the future by certain stockholders of the Company (the "Selling Stockholders"). All of the shares which may be offered by the Selling Stockholders are presently "restricted securities" currently salable under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), subject to certain minimum holding period and/or volume limitations. See "Principal and Selling Stockholders."

     The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.


     The Common Stock of the Company is reported and traded on the Nasdaq Small
Cap Market under the symbol "SOFA." On             , 1997, the last sale price
of the Common Stock as reported by the Nasdaq Small Cap Market was $ per share. See "Market Price Data."


      SEE "RISK FACTORS" AT PAGE 6 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

================================================================================================
                                        UNDERWRITING
                      PRICE TO          DISCOUNTS AND        PROCEEDS TO     PROCEEDS TO SELLING
                      PUBLIC(1)          COMMISSIONS           COMPANY         STOCKHOLDERS(2)
------------------------------------------------------------------------------------------------
Per Share.......          $                  $0                  $0                   $
------------------------------------------------------------------------------------------------
Total...........          $                  $0                  $0                   $
================================================================================================


(1) The price stated is an estimate based upon the average of the high and low
    sales prices on the Nasdaq Small Cap Market System on             , 1997 of
    $          .


(2) Before deducting brokers' commissions.

                            -----------------------------

                 , 1997

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

     UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   10
Dividends.............................   10
Capitalization........................   11
Selected Financial Data...............   12
Management's Discussions and Analysis
  of Financial Condition and Results
  of Operations.......................   13
Business..............................   19

                                        PAGE
                                        ----
Management............................   24
Certain Transactions..................   32
Principal and Selling Stockholders....   34
Plan of Distribution..................   36
Description of Capital Stock..........   36
Legal Matters.........................   38
Experts...............................   38
Additional Information................   39
Index to Consolidated Financial
  Statements..........................   40


                            ------------------------

     The Company furnishes its stockholders with annual reports containing consolidated financial statements audited by its independent auditors, and intends to furnish quarterly reports containing unaudited consolidated financial data for the first three quarters of each fiscal year.
                            ------------------------

     Krause's Sofa Factory(R) and Castro Convertibles(R) are registered trademarks of the Company, and the Company claims trademark rights in Foreverflex(TM). All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, references to the "Company" or "KFI" shall include Krause's Furniture, Inc. and its wholly-owned subsidiaries.

     This Prospectus contains certain forward-looking statements that are based on current expectations. In light of the important factors that can materially affect results, including those set forth in this Prospectus, the inclusion of forward-looking information herein should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. The Company may encounter competitive, financial and business challenges making it more difficult than expected to continue to develop, market, manufacture and ship products on a timely basis; competitive conditions may change adversely; demand for the Company's products may weaken; the market may not accept the Company's merchandising strategies and products; the Company may be unable to retain existing key management personnel; the Company's forecasts may not accurately anticipate customer demand; and there may be other material adverse changes in the Company's operations or business. Certain important factors affecting the forward-looking statements made herein include, but are not limited to (1) timely identifying, designing and delivering new products as well as enhancing existing products, (2) implementing current strategic plans, (3) accurately forecasting capital expenditures, and (4) obtaining new sources of external financing. Assumptions relating to budgeting, marketing, advertising, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experiences and business developments, the impact of which may cause the Company to alter its marketing, advertising, capital expenditure or other budgets, which may in turn affect the Company's financial position and results of operations.

     Prospective investors should carefully consider the matters set forth in "Risk Factors."

                                  THE COMPANY


     The Company, through its wholly-owned subsidiary, Krause's Sofa Factory, a California corporation ("Krause's Sofa Factory"), is a leading vertically-integrated U.S. manufacturer, distributor and retailer of made-to-order upholstered furniture and accessories. Headquartered in Brea, California, the Company operates 82 furniture showrooms in the Western U.S. and East Coast markets under the names Krause's Sofa Factory (67 stores) and Castro Convertibles (15 stores). Krause's Sofa Factory opened its first showroom 22 years ago and Castro Convertibles has operated furniture showrooms for 63 years. Showrooms are located in 12 states: New York, New Jersey, Connecticut, Florida and Illinois in the East; California, Texas, Washington, Arizona, Colorado, New Mexico and Nevada in the West. Twelve distribution centers service these stores. The Company ranks 41st among all U.S. furniture retailers in terms of furniture sales volume according to an August 1996 survey published by Furniture Today/HFN Magazine and based on information included in the survey, the Company believes that it ranks third among vertically-integrated U.S. furniture retailers.


     The Company offers customers an extensive selection of more than 60 styles using more than 800 fabrics and 50 leathers, giving customers an unparalleled choice. KFI offers customers the selection usually associated with custom-made furniture combined with the satisfaction of delivery in two to four weeks. KFI manufactures 85% of the products sold in its stores in a 250,000 square foot facility located in Brea.

     The Company's management team has recently undergone a substantial restructuring and is now headed by Philip M. Hawley, the former Chairman and Chief Executive Officer of The Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.) The Company has also appointed Robert A. Burton as Senior Vice President and Chief Financial Officer. Mr. Burton was formerly Senior Vice President and Chief Financial Officer of John Breuner Company.


     KFI has experienced operating losses from operations during each of the past five years, due to inefficiencies within its operation and due to depressed economic conditions in its principal markets. As a result of such losses, the Company had an accumulated deficit of $33.3 million at October 27, 1996, which amount is expected to increase as a result of losses expected in the fourth quarter 1996 and in fiscal year 1997 that will end on February 1, 1998. At October 27, 1996, the Company also had a working capital deficiency of approximately $3.8 million and current liabilities of $24.1 million. In future periods a substantial portion of the Company's net cash provided by operations will be dedicated to these working capital deficiencies.



     KFI is a Delaware corporation which is publicly traded on the Nasdaq Small Cap Market (Nasdaq Small Cap Market trading symbol "SOFA"). The Company changed its name to Krause's Furniture, Inc., in December 1994. Its former corporate name was Worth Corporation, which had a Nasdaq Small Cap Market trading symbol of "WRTH" until December 12, 1994. References herein to the Company and to KFI include Krause's Furniture, Inc. and its wholly-owned subsidiaries. The Company's principal office is located at 200 North Berry Street, Brea, California 92821-3903, its telephone number is 714/990-3100 and its facsimile number is 714/990-3561.


                                  THE OFFERING


    Common Stock offered by the Selling Shareholders................... 4,444,528 Shares
    Common Stock outstanding before and after the offering............. 19,020,539 Shares(1)
    Nasdaq Small Cap Symbol............................................ SOFA


---------------


(1) Based on the number of shares outstanding on January 31, 1997, excluding 1,762,457 shares of Common Stock issuable upon exercise of options and 1,754,956 shares of Common Stock issuable upon exercise of warrants.



                                  RISK FACTORS



     There are substantial risks associated with an investment in the Common Stock of the Company, including, among others, lack of profitable operations and a history of losses, a substantial working capital deficiency, the dependence to a significant degree on two raw materials suppliers, control of the Company by its principal stockholders and the attendant potential for conflicts of interest between those stockholders and the public stockholders, volatility generally in the stock market, and the potential failure of the Company to continue to satisfy the minimum listing maintenance requirements of the Nasdaq Small Cap Market which could result in the Company's Common Stock no longer being included on the Nasdaq Small Cap Market. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following data for each of the five years in the period ended January 28, 1996 and for the month ended January 29, 1995, has been derived from consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors. The information set forth below for the month ended January 30, 1994 and for the nine-month periods ended October 27, 1996 and October 29, 1995 is unaudited. Results for the period ended October 27, 1996 are not necessarily indicative of the results of operations for future periods. This summary data should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.


                                           THIRTY-NINE WEEKS
                                                 ENDED                FIVE WEEKS ENDED                 FISCAL YEAR ENDED
                                        ------------------------  ------------------------  ---------------------------------------
                                        OCTOBER 27,  OCTOBER 29,  JANUARY 29,  JANUARY 30,  JANUARY 28,  DECEMBER 31,  DECEMBER 31,
                                           1996         1995        1995(3)      1994(3)      1996(2)        1994          1993
                                        -----------  -----------  -----------  -----------  -----------  ------------  ------------
                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Net furniture sales.....................  $  82,738   $  92,465     $ 7,179      $ 7,326     $ 122,319     $116,471      $ 96,984
Gross profit............................     40,374      47,845       3,532        3,807        62,467       62,949        50,792
Loss from operations....................    (11,799)     (5,545)     (3,231)      (2,041)       (9,388)      (2,398)       (7,852)
Gain from sale of Mr. Coffee stock(4)...         --          --          --           --            --       12,115            --
Income (loss) before extraordinary
 items..................................    (12,374)     (4,487)     (3,221)      (2,185)       (8,715)       5,831        (9,751)
Extraordinary items(5)..................         --          --          --           --            --         (436)         (221)
Net income (loss).......................    (12,374)     (4,487)     (3,221)      (2,185)       (8,715)       5,395        (9,972)
Income (loss) per share(6):
 Income (loss) before extraordinary
   items................................      (1.62)      (1.15)       (.87)        (.63)        (2.21)        1.08         (3.88)
 Extraordinary items....................         --          --          --           --            --        (0.08)        (0.09)
 Net income (loss)......................  $   (1.62)  $   (1.15)    $  (.87)     $  (.63)    $   (2.21)    $   1.00      $  (3.97)
Weighted average common and common
 equivalent shares outstanding(6).......      7,661       3,905       3,685        3,490         3,950        5,394         2,510


                                          DECEMBER 31,  DECEMBER 31,
                                              1992        1991(1)
                                          ------------  ------------

                                        <
RESULTS OF OPERATIONS:
Net furniture sales.....................    $ 87,045      $ 54,753
Gross profit............................      45,688        29,790
Loss from operations....................      (5,982)       (4,091)
Gain from sale of Mr. Coffee stock(4)...          --            --
Income (loss) before extraordinary
 items..................................      (3,641)       (3,391)
Extraordinary items(5)..................       3,330           (86)
Net income (loss).......................        (311)       (3,477)
Income (loss) per share(6):
 Income (loss) before extraordinary
   items................................       (1.84)        (1.93)
 Extraordinary items....................        1.68         (0.05)
 Net income (loss)......................    $  (0.16)     $  (1.98)
Weighted average common and common
 equivalent shares outstanding(6).......       1,982         1,761



                                     OCTOBER 27,  OCTOBER 29,  JANUARY 28,  JANUARY 29,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                        1996         1995         1996         1995          1993          1992          1991
                                     -----------  -----------  -----------  -----------  ------------  ------------  ------------
                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets.........................   $47,402     $49,445      $46,866      $53,750      $ 64,749      $ 47,730      $ 46,187
Working capital deficiency...........    (3,796)     (4,621)      (6,878)      (3,751)       (1,404)       (3,603)       (3,862)
Long-term debt(4)....................     5,260       4,219        5,584        2,181        17,700        15,500        12,376
Stockholders' equity.................    16,265      18,213       13,985       22,700        20,626        11,170         9,485



---------------


(1) The Company acquired Krause's Sofa Factory on April 28, 1991, therefore, operations for 1991 are for a period of eight months.
(2) In April 1995 the Company changed from a calendar year-end to a fiscal year ending on the last Sunday of January as determined by the 52/53 week retail fiscal year. In connection with the change in fiscal periods, the Company reported a net loss of $3,221,000 for the month ended January 29, 1995.

(3) Average weekly sales (shipments) in January are lower than other months due to seasonally low order rates in the last three weeks of December. Therefore, the operating loss reported in January is higher than other months in the fiscal years presented.


(4) In August 1994 the Company sold its ownership of 1,500,548 shares of Mr. Coffee, inc. common stock for cash of $23,258,000. Proceeds from this sale were used to retire debt of $18,317,000 and pay income taxes of $2,100,000 with the remainder used for working capital.


(5) Represents gain or loss from early debt retirement.


(6) Previously reported share and per share amounts have been restated to reflect a one-for-three reverse stock split effective August 1, 1995.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby.

HISTORY OF LOSSES


     The Company has reported losses from continuing operations in each of the past five years and for the thirty-nine week period ended October 27, 1996. As a result of such losses from operations, the Company had an accumulated deficit of $33.3 million at October 27, 1996, which amount is expected to increase as a result of losses expected in the fourth quarter 1996 and in fiscal year 1997. The continuation of losses from operations could adversely affect the market price for the Common Stock and the Company's ability to obtain financing and increases the risks of owning shares of Common Stock.


WORKING CAPITAL DEFICIENCY

     At October 27, 1996, the Company had a working capital deficiency of approximately $3.8 million and current liabilities at October 27, 1996, were $24.1 million. In future periods a substantial portion of the Company's net cash provided by operations will be dedicated to these working capital deficiencies. Substantially all of the Company's assets are pledged as collateral for repayment of existing indebtedness. The Company's working capital deficiency and collateral pledge make it more difficult for the Company to obtain additional financing on advantageous terms, if at all.


CAPITAL REQUIREMENTS; RESTRICTIONS ON COMPANY'S ABILITY TO OBTAIN ADDITIONAL CAPITAL



     Although the Company has raised approximately $18,619,000 in private offerings of convertible debt and equity since May 1996, the Company may require additional capital in the future to finance its strategic objectives (see "Management's Discussion and Analysis of Financial Condition and Results of Operations") in the event borrowings under Krause's Sofa Factory's revolving credit facility and internally generated cash are insufficient for this purpose. This offering is a secondary offering; consequently, the Company will receive none of the proceeds from the offering. See "Use of Proceeds." The Company anticipates that its existing capital resources, including borrowings under Krause's Sofa Factory's revolving credit facility and internally generated cash, will enable it to fund its plan to remodel and upgrade 25 showrooms during fiscal 1997 at a projected cost of approximately $1,500,000. However, if this is not the case, the Company will need to obtain additional capital. Such additional capital, if raised through the issuance of addtional equity, may result in additional dilution to investors. There can be no assurance that any additional equity or debt financing will be available when needed or that, if available, such financing will be obtained on terms favorable to the Company or the stockholders.



     Krause's Sofa Factory's existing revolving credit facility provides for borrowings of up to $10,000,000, subject to borrowing base limitations, and restricts it from incurring additional indebtedness from third parties in an amount in excess of $5,000,000. Consequently, any significant requirement for infusions of capital into this operating subsidiary may require the Company to issue additional equity. The revolving credit agreement further requires Krause's Sofa Factory to maintain working capital of not less than negative $8,000,000 and to maintain adjusted net worth of not less than negative $1,500,000.



     In connection with the GECC financing described under "Certain Transactions" below, the Company entered into a Securities Purchase Agreement with General Electric Capital Corporation ("GECC"), pursuant to which the Company issued and sold to GECC 5,000,000 shares of Common Stock, a Warrant to purchase an additional 1,400,000 shares of Common Stock and a Subordinated Promissory Note in the principal amount of $5,000,000 (the "Note"). So long as any portion of the Note remains unpaid, the Company is required to maintain certain financial covenants and is prohibited from issuing any securities ranking senior as to dividends or liquidation to the Common Stock. The financial covenants require that the Company (1) maintain a consolidated net worth of not less than $14,000,000 in fiscal 1997, $14,500,000 in fiscal 1998, $17,000,000 in fiscal 1999, $24,000,000 in fiscal 2000 and $35,000,000 in fiscal 2001; (2)
maintain
a ratio of consolidated indebtedness to consolidated net worth of not greater than 1.0 in fiscal 1997, 0.8 in fiscal 1998, 0.6 in fiscal 1999 and 0.35 in fiscal 2000; (3) maintain a fixed charge ratio of not less than 0.7 in fiscal 1997, 1.0 in fiscal 1998, 1.3 in fiscal 1999 and 1.6 in fiscal 2000; and (4)
limit capital expenditures to not more than $7,500,000 in fiscal 1997, $7,000,000 in fiscal 1998, $4,000,000 in fiscal 1999 and $4,000,000 in fiscal
2000, provided that any amount not spent in any one fiscal year may be added to the amount permissible in any succeeding fiscal year.



     The above-described restrictions imposed on the Company and on Krause's Sofa Factory could serve significantly to impair the Company's ability to raise additional capital either through the issuance of additional equity or debt.


COMPETITION

     The home furnishings industry is highly competitive and fragmented, and includes competition from traditional furniture retailers, department stores and discount and warehouse outlets. Certain companies which compete directly with the Company have greater financial and other resources than the Company. The Company competes on a national level with Ethan Allen Inc., Levitz Furniture, Leather Center, Inc., Expressions and traditional department stores, among others. The Company also competes on a regional basis. In New York, New Jersey and Chicago, the Company's primary competitor is Jennifer Convertibles, Inc., and in the Western United States the Company's primary regional competitors include Homestead House, Inc., The Leather Factory and Norwalk Furniture Corporation (the latter of which also competes in the Midwest market). In Houston, Texas, the Company's primary regional competitor is Star Furniture Company. Expressions, Norwalk Furniture Corporation and Ethan Allen Inc., like the Company, manufacture their own upholstered products and offer "made-to-order" customization similar to that provided by the Company. Levitz Furniture primarily addresses the low to middle end "as shown" market, whereas traditional department stores typically focus on the middle to upper end "as shown" market.

CYCLICAL NATURE OF THE FURNITURE INDUSTRY

     The home furnishings industry historically has been cyclical, fluctuating significantly with general economic cycles. Following economic downturns, recovery in the home furnishings industry tends to lag recovery in the general economy. The Company believes that the industry is significantly influenced by economic conditions generally and particularly by consumer behavior and confidence, the level of personal discretionary spending, housing activity, interest rates and credit availability. A prolonged economic downturn would have a material adverse effect on the Company.

DEPENDENCE ON REGIONAL ECONOMIES


     The Company's markets are concentrated in the States of California and New York, where 48% and 16%, respectively, of the Company's showrooms are located. Consequently, an economic downturn in either of those states would likely have a disproportionate and negative impact on the financial condition of the Company. Management believes the economic indicator most relevant to its operations is consumer confidence. In December 1996 the consumer confidence index, as reported by the Conference Board, for the Middle Atlantic Region, which includes New York, was 76.6, while the index for the Pacific Region, which includes California, was 113.9, both of which are lower than the average index for the United States as a whole, which was 114.2.


DEPENDENCE ON SUPPLIERS


     The Company obtains its raw materials and some products from a variety of sources and generally has not experienced difficulty in obtaining these items. The Company is, however, dependent on the continued supply from relatively few suppliers of certain products, components and raw materials including fabrics, leather, foam, and sleeper and motion mechanisms. Specifically, approximately 70% of aggregate purchases are made from the Company's 10 largest suppliers. This includes approximately 18% of such purchases consisting of leather purchased from Lackawanna Leather, constituting most of the leather purchases made by the Company, and approximately 9% of such purchases consisting of pre-cut wood components purchased from

Montclair Wood, constituting nearly all of the pre-cut wood component purchases made by the Company. The Company has no supply contract with either Lackawanna Leather or Montclair Wood, but instead makes each purchase pursuant to a separate purchase order. Both leather and pre-cut wood components are commodities the Company believes are readily available from alternative sources and the Company has, on prior occasions, purchased such commodities from alternative sources. Nonetheless, inability to develop alternative sources of supply of leather, pre-cut wood components or certain other products, components and raw materials if and as required, or to obtain sufficient single source products, components and raw materials as required, would adversely affect the Company's net revenues and net income.


CONTROL BY PRINCIPAL STOCKHOLDERS


     The current management, directors and other principal stockholders of the Company own in the aggregate approximately 66% of the issued and outstanding capital stock of the Company on a fully-diluted basis. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. These stockholders, if acting together, may have sufficient voting power to elect the entire Board of Directors of the Company and to influence the outcome of any corporate transactions or other matters submitted to stockholders for approval. Furthermore, as of August 26, 1996, in connection with the GECC financing described under "Certain Transactions" below, the Company entered into a Stockholders Agreement with several of the investors in the GECC financing, including GECC as well as certain existing stockholders. The terms of the Stockholders Agreement are described under "Description of Capital Stock" below. One effect of the Stockholders Agreement is that certain of the major stockholders have agreed to vote their shares with respect to the election of directors in a manner that assures the election of directors designated by them. Also the Company is prohibited from taking certain actions unless the member of the Board of Directors designated by GECC approves such action. Such actions include, among others, mergers, liquidations and dissolutions and certain other major corporate events. Additionally, under
Section 382 of the Internal Revenue Code of 1986, as amended, utilization of the Company's operating loss carryforwards is subject to limitations if the cumulative ownership change during any three year period exceeds 50%. As a result of transactions occurring through October 27, 1996, the Company has experienced a cumulative ownership change of approximately 44% as defined in
Section 382 of the Internal Revenue Code. These factors may have the effect of delaying, deferring or preventing a change in control of the Company.



POTENTIAL CONFLICTS OF INTEREST BETWEEN PRINCIPAL STOCKHOLDERS AND PUBLIC STOCKHOLDERS



     The potential for conflicts of interest exists between the principal stockholders of the Company, particularly GECC, and the public stockholders. Current management, directors and other principal stockholders of the Company own in the aggregate approximately 66% of the issued and outstanding capital stock of the Company on a fully-diluted basis. As a result, these stockholders, if acting together, may have sufficient voting power to elect the entire Board of Directors of the Company and to determine the outcome of any corporate transactions or other matters submitted to stockholders for approval. Further, in connection with the GECC financing described under "Certain Transactions" below, the Company entered into a Stockholders Agreement with several of the investors in the GECC financing, including GECC as well as certain existing stockholders pursuant to which, among other things, certain of the major stockholders have agreed to vote their shares with respect to the election of directors in a manner that assures the election of directors designated by them and prohibits the Company from taking certain actions unless the member of the Board of Directors designated by GECC approves such action, all as summarized under "Control by Principal Stockholders" above and under "Certain Transactions" below. As a result of the foregoing, it is unlikely that any public stockholder or group of public stockholders acting in concert would be in the position to influence corporate policy, particularly where any such policy could have a detrimental effect on GECC or others of the principal stockholders, even if such policy would clearly be in the best interest of the public stockholders. These factors may, for example, have the effect of delaying, deferring or preventing a change in control of the Company.

MARKET FOR THE COMPANY'S COMMON STOCK

     The Company's Common Stock is reported and traded on the Nasdaq Small Cap Market but is not a Nasdaq National Market System security, and there can be no assurances as to the extent or nature of the market for the Company's Common Stock (which is presently thinly traded) or as to the price at which the Company's Common Stock will trade, which will depend on a number of factors including, but not limited to, market conditions and the business and prospects of the Company. Further, there have been periods of extreme volatility in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of the affected securities. General market declines or volatility in the future could adversely affect the price of the Common Stock. There can be no assurance that the Common Stock will maintain its current market price. Short-term trading strategies of certain investors can have a significant effect on the price of specific securities. Due to sporadic trading, the Company does not believe that an established trading market exists for its Common Stock.


PROPOSED CHANGES TO MAINTENANCE CRITERIA FOR NASDAQ SMALL CAP MARKET SECURITIES


     On November 6, 1996, the Board of Directors of The Nasdaq Stock Market, Inc. approved changes to both the quantitative and qualitative standards which issuers would be required to satisfy to continue to be included on the Nasdaq Small Cap Market. A proposal to adopt such changes may be submitted to the Securities and Exchange Commission as early as February 1997. Among the proposed changes, Nasdaq Small Cap companies, including the Company, will be required to maintain (1) a $1.00 per share minimum bid price; (2) net tangible assets of $2,000,000, or a market capitalization of at least $35,000,000, or net income in two of the issuer's last three years of at least $500,000; (3) a public float of at least 500,000 shares with an aggregate market value of at least $1,000,000; and (4) at least two market makers. In addition, such companies would be required to meet certain corporate governance standards, including (1) distribution of annual reports with audited financial statements to stockholders; (2) making available to stockholders copies of quarterly reports;
(3) maintaining at least two independent directors; (4) maintaining an audit committee, a majority of the members of which are independent directors; (5) holding annual stockholder meetings; (6) soliciting proxies for any meeting of stockholders; and (7) obtaining stockholder approval for certain corporate actions such as the adoption of stock option or purchase plans meeting certain requirements and the issuance of securities when such issuance will result in a change in control of the issuer or, in certain cases, where the voting power of the shares issued would equal or exceed 20% of the voting power outstanding before the issuance.

     If the proposed rules were in effect at the date of this Prospectus, the Company would fail to meet certain of the listing maintenance criteria. Further, there can be no assurance that if and when the proposed rules go into effect, the Company will satisfy all of the listing maintenance requirements at that time or thereafter. The failure to meet these maintenance criteria in the future may result in the Company's Common Stock no longer being included on the Nasdaq Small Cap Market. In such event, trading, if any, in the Common Stock may then continue to be conducted in the non-Nasdaq over-the-counter market in what are commonly referred to as the "pink sheets" or on the OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, sales of the Company's securities would be subject to a rule promulgated by the SEC that would impose various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors if the Company or its securities fail to meet certain criteria set forth in such rule. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell the Company's Common Stock, which may affect the ability of purchasers in this offering to sell the Common Stock in the secondary market.

MARKET OVERHANG; SHARES AVAILABLE FOR FUTURE SALE


     As of January 31, 1997, there were 5,285,288 shares of the Company's Common Stock outstanding and freely tradeable under applicable securities laws. Upon the effective date of this Prospectus, up to 4,444,528 additional outstanding shares of the Common Stock will become registered for public sale. The sale at any time or over a relatively compressed period of time of any significant portion of the total number of shares of Common Stock which are the subject of this Prospectus would substantially increase the total number of shares available for public trading, and could depress the market price of the Company's Common Stock.

BLANK CHECK PREFERRED STOCK

     The Company's Certificate of Incorporation, as amended, authorizes the issuance of up to 666,667 shares of Preferred Stock, none of which are outstanding. The Board of Directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of Preferred Stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividends before dividends would be declared to holders of Common Stock, and the right to the redemption of such shares, together with a premium, prior to the redemption of the Common Stock, or such other preferred provisions as the Board of Directors may in its sole discretion deem appropriate. Holders of Common Stock have no redemption rights or other preferences. In addition, the Board of Directors could issue large blocks of Preferred Stock to fend against unwanted tender offers or hostile takeovers without further stockholder approval.

ABSENCE OF DIVIDENDS

     The Company has not paid cash dividends on its Common Stock and does not anticipate that it will do so in the foreseeable future.

                                USE OF PROCEEDS

     All shares of Common Stock covered by this Prospectus are being offered by the Selling Stockholders. Consequently, the Company will not receive any of the proceeds from the sale of securities covered by this Prospectus.

                                   DIVIDENDS

     The Company has never declared or paid dividends on its Common Stock and anticipates that all earnings will be retained for use in its business. The payment of any future dividends will be at the discretion of the Board of Directors and will continue to be subject to certain limitations and restrictions under the terms of the Company's indebtedness to various institutional lenders, including a prohibition on the payment of dividends without the prior written consent of such lenders.

                                 CAPITALIZATION

     The following table sets forth the capitalization of KFI as of October 27, 1996. The table should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus. (Dollars in thousands.)

    Current portion of notes payable..........................................  $      8
    Long-term notes payable:
      Secured revolving credit notes..........................................     1,540
      Subordinated note, net of $1,346 of unamortized debt discount...........     3,654
      Other notes, excluding current portion..................................        66
                                                                                --------
              Total long-term notes payable...................................     5,260
                                                                                --------
    Stockholders' equity:
      Common stock............................................................        19
      Capital in excess of par value..........................................    49,581
      Accumulated deficit.....................................................   (33,335)
                                                                                --------
              Total stockholders' equity......................................    16,265
                                                                                --------
              Total capitalization............................................  $ 21,533
                                                                                ========

                            SELECTED FINANCIAL DATA


     The following data for each of the five years in the period ended January 28, 1996 and for the month ended January 29, 1995, has been derived from consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors. The information set forth below for the month ended January 30, 1994 and for the nine-month periods ended October 27, 1996 and October 29, 1995 is unaudited. Results for the period ended October 27, 1996 are not necessarily indicative of the results of operations for future periods. This summary data should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.


                                       THIRTY-NINE WEEKS ENDED
                                                                      FIVE WEEKS ENDED            FISCAL YEAR ENDED
                                      -------------------------   -------------------------   --------------------------
                                      OCTOBER 27,   OCTOBER 29,   JANUARY 29,   JANUARY 30,   JANUARY 28,   DECEMBER 31,
                                         1996          1995         1995(3)       1994(3)       1996(2)         1994
                                      -----------   -----------   -----------   -----------   -----------   ------------
                                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Net furniture sales.................   $   82,738     $92,465       $ 7,179       $ 7,326      $  122,319     $116,471
Gross profit........................       40,374      47,845         3,532         3,807          62,467       62,949
Loss from operations................      (11,799)     (5,545)       (3,231)       (2,041)         (9,388)      (2,398)
Gain from sale of Mr. Coffee
  stock(4)..........................           --          --            --            --              --       12,115
Income (loss) before extraordinary
  items.............................      (12,374)     (4,487)       (3,221)       (2,185)         (8,715)       5,831
Extraordinary items(5)..............           --          --            --            --              --         (436)
Net income (loss)...................      (12,374)     (4,487)       (3,221)       (2,185)         (8,715)       5,395
Income (loss) per share(6):
  Income (loss) before extraordinary
    items...........................        (1.62)      (1.15)         (.87)         (.63)          (2.21)        1.08
  Extraordinary items...............           --          --            --            --              --        (0.08)
  Net income (loss).................   $    (1.62)    $ (1.15)      $  (.87)      $  (.63)     $    (2.21)    $   1.00
Weighted average common and common
  equivalent shares
  outstanding(6)....................        7,661       3,905         3,685         3,490           3,950        5,394


                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                          1993           1992         1991(1)
                                      ------------   ------------   ------------

RESULTS OF OPERATIONS:
Net furniture sales.................    $ 96,984       $ 87,045       $ 54,753
Gross profit........................      50,792         45,688         29,790
Loss from operations................      (7,852)        (5,982)        (4,091)
Gain from sale of Mr. Coffee
  stock(4)..........................          --             --             --
Income (loss) before extraordinary
  items.............................      (9,751)        (3,641)        (3,391)
Extraordinary items(5)..............        (221)         3,330            (86)
Net income (loss)...................      (9,972)          (311)        (3,477)
Income (loss) per share(6):
  Income (loss) before extraordinary
    items...........................       (3.88)         (1.84)         (1.93)
  Extraordinary items...............       (0.09)          1.68          (0.05)
  Net income (loss).................    $  (3.97)      $  (0.16)      $  (1.98)
Weighted average common and common
  equivalent shares
  outstanding(6)....................       2,510          1,982          1,761


                                                          OCTOBER 27,   OCTOBER 29,   JANUARY 28,   JANUARY 29,   DECEMBER 31,
                                                             1996          1995          1996          1995           1993
                                                          -----------   -----------   -----------   -----------   ------------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets............................................    $47,402       $49,445       $46,866       $53,750       $ 64,749
Inventories.............................................     12,621        15,359        14,627        18,016         14,690
Working capital deficiency..............................     (3,796)       (4,621)       (6,878)       (3,751)        (1,404)
Intangible assets.......................................     17,223        18,867        18,236        19,910         22,826
Short-term debt(4)......................................          8            18            19            17          1,147
Long-term debt(4).......................................      5,260         4,219         5,584         2,181         17,700
Stockholders' equity....................................     16,265        18,213        13,985        22,700         20,626

                                                          DECEMBER 31,   DECEMBER 31,
                                                              1992           1991
                                                          ------------   ------------

BALANCE SHEET DATA:
Total assets............................................    $ 47,730       $ 46,187
Inventories.............................................      11,468         12,790
Working capital deficiency..............................      (3,603)        (3,862)
Intangible assets.......................................      16,425         12,943
Short-term debt(4)......................................         458          3,693
Long-term debt(4).......................................      15,500         12,376
Stockholders' equity....................................      11,170          9,485



---------------


(1) The Company acquired Krause's Sofa Factory on April 28, 1991, therefore, operations for 1991 are for a period of eight months.

(2) In April 1995 the Company changed from a calendar year-end to a fiscal year ending on the last Sunday of January as determined by the 52/53 week retail fiscal year. In connection with the change in fiscal periods, the Company reported a net loss of $3,221,000 for the month ended January 29, 1995.


(3) Average weekly sales (shipments) in January are lower than other months due to seasonally low order rates in the last three weeks of December. Therefore, the operating loss reported in January is higher than other months in the fiscal years presented.



(4) In August 1994 the Company sold its ownership of 1,500,548 shares of Mr. Coffee, inc. common stock for cash of $23,258,000. Proceeds from this sale were used to retire debt of $18,317,000 and pay income taxes of $2,100,000 with the remainder used for working capital.



(5) Represents gain or loss from early debt retirement.



(6) Previously reported share and per share amounts have been restated to reflect a one-for-three reverse stock split effective August 1, 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain items from the Company's Consolidated Statement of Operations as a percentage of net sales.


                      THIRTY-NINE WEEKS ENDED
                                                     FIVE WEEKS ENDED                    FISCAL YEAR ENDED
                     -------------------------   -------------------------   -----------------------------------------
                     OCTOBER 27,   OCTOBER 29,   JANUARY 29,   JANUARY 30,   JANUARY 28,   DECEMBER 31,   DECEMBER 31,
                        1996          1995          1995          1994          1996           1994           1993
                     -----------   -----------   -----------   -----------   -----------   ------------   ------------
Net sales..........     100.0%        100.0%        100.0%        100.0%        100.0%         100.0%         100.0%
Cost of sales......      51.2          48.3          50.8          48.0          48.9           46.0           47.6
                      -------        ------         -----         -----        ------         ------       ------ -
Gross profit.......      48.8          51.7          49.2          52.0          51.1           54.0           52.4
Operating expenses:
Selling............      52.6          48.2          75.9          67.4          49.3           45.9           49.8
General and
  administrative...       9.5           8.7          17.1          11.3           8.7            9.3            9.9
Amortization of
  goodwill.........       1.0            .8           1.2           1.2            .8             .9             .8
                      -------        ------         -----         -----        ------         ------       ------ -
                         63.1          57.7          94.2          79.9          58.8           56.1           60.5
                      -------        ------         -----         -----        ------         ------       ------ -
Loss from
  operations.......     (14.3)         (6.0)        (45.0)        (27.9)         (7.7)          (2.1)          (8.1)
Interest expense...      (1.0)          (.6)          (.2)         (3.5)          (.6)          (1.8)          (3.5)
Other income.......        .3            .3            .3           1.6            .1           10.8            1.5
                      -------        ------         -----         -----        ------         ------       ------ -
Income (loss)
  before income
  taxes and
  extraordinary
  items............     (15.0)         (6.3)        (44.9)        (29.8)         (8.2)           6.9          (10.1)
Provision (credit)
  for income
  taxes............        --          (1.4)           --            --          (1.1)           1.9             --
                      -------        ------         -----         -----        ------         ------       ------ -
Income (loss)
  before
  extraordinary
  items............     (15.0)         (4.9)        (44.9)        (29.8)         (7.1)           5.0          (10.1)
Extraordinary
  items............        --            --            --            --            --            (.4)           (.2)
                      -------        ------         -----         -----        ------         ------       ------ -
Net income
  (loss)...........     (15.0)%        (4.9)%       (44.9)%       (29.8)%        (7.1)%          4.6%         (10.3)%
                      =======        ======         =====         =====        ======         ======        =======



STORE (SHOWROOM) DATA



                                    THIRTY-NINE WEEKS ENDED
                                                                  FIVE WEEKS ENDED                 FISCAL YEAR ENDED
                                   -------------------------  ------------------------  ---------------------------------------
                                   OCTOBER 27,   OCTOBER 29,  JANUARY 29,  JANUARY 30,  JANUARY 28,  DECEMBER 31,  DECEMBER 31,
                                      1996          1995         1995         1994         1996          1994          1993
                                   -----------   -----------  -----------  -----------  -----------  ------------  ------------
Stores open at beginning of
  period..........................       83             88         89           87             89           87            71
Stores opened during period.......        1              3         --           --              4           10            18
Stores closed during period.......        1              6          1           --             10            8             2
Stores open at end of period......       83             85         88           87             83           89            87
Average sales per showroom(1).....    $ 998        $ 1,076        $82          $84        $ 1,432       $1,373        $1,177
Comparable store sales increase
  (decrease)(2)...................    (9.9)%         (3.0)%     (8.6)%       (1.1)%         (2.9)%        11.7%        (2.7)%


---------------


(1) Based upon the weighted average number of stores open during the period indicated.


(2) Comparable store sales are calculated by excluding the net sales of any store for any month of the period if the store was not open during the same month of the prior period. In addition, a store opened at any time during a month is deemed to have been open for the entire month.

THIRTY-NINE WEEKS ENDED OCTOBER 27, 1996 COMPARED TO THIRTY-NINE WEEKS ENDED OCTOBER 29, 1995

     Net furniture sales for the first thirty-nine weeks of 1996 were $82,738,000 compared to $92,465,000 for the same period in fiscal 1995. The sales decrease was due principally to a same-store sales decrease of 9.9% in the 1996 nine-month period compared to the same period in 1995 and the fact that the Company operated an average of approximately 3.6 fewer stores in 1996. The same-store sales decrease was the result, among other things, of an industry-wide softness in retail sales and the shortage of raw materials due to insufficient cash available for purchases of raw materials required for production and shipments. Raw material shortages began to improve in September 1996.

     Gross margin was 48.8% of net sales in the 1996 period compared to 51.7% in the 1995 period. Lower gross margins in 1996 resulted from extensive promotional pricing during the first half of the 1996 period and changes in mix of products sold.

     Selling expenses were $43,556,000, a decrease of $976,000 from the same period last year. Selling expenses were 52.6% of net furniture sales in 1996 compared to 48.2% in the 1995 period. Selling expenses increased as a percentage of sales primarily due to fixed showroom expenses applied to lower sales volume. Also, commissions, delivery expenses and advertising expenses were higher as a percentage of sales, offset in part by certain expenses which were lower as a result of having fewer stores operating in 1996.

     General and administrative expenses increased as a percentage of sales due to the 10.5% decrease in net sales; however, in total dollar amounts general and administrative expenses decreased by $242,000, due principally to general cost reductions offset somewhat by higher employee termination expenses and professional fees. Due to expected termination of employment of certain officers and employees, the Company expects to record approximately $800,000 of severance benefits in the fourth quarter of fiscal 1996.

     Interest expense in the 1996 period increased by $254,000, due principally to higher average debt outstanding compared to the prior year.

     Income tax benefits of $1,327,000 in the first nine months of 1995 represent refundable income taxes available from the carryback of 1995 losses. There were no carryback benefits recorded in 1996 and none are available in future periods.


FIVE WEEKS ENDED JANUARY 29, 1995 COMPARED TO FIVE WEEKS ENDED JANUARY 30, 1994



     Results of operations for the month of January are not indicative of results for the full year since January has the lowest average weekly shipments of any month due to seasonally low orders during the last three weeks of December. The late December orders are normally shipped in January when the sale is recorded. The low January sales and margins are not sufficient to cover certain fixed selling expenses and general and administrative expenses, which resulted in substantial operating losses during the respective periods.



     Net furniture sales for January 1995 were $7,179,000 which was a decrease of approximately 2.0% from net sales in January 1994. The decrease was primarily attributable to lower backlog position in the 1995 period.



     Gross margin was 49.2% of net sales in January 1995 compared to 52.0% in January 1994. The lower gross margins resulted from more product discounting and higher freight costs associated with proportionately higher sales in the East and a higher level of customer credits.



     Selling expenses were $5,446,000 in January 1995 and $4,935,000 in January 1994. The increase was principally due to higher advertising expenses in 1995 offset by lower variable selling expenses attributable to lower sales volume.



     General and administrative expenses increased by $404,000 to $1,317,000 in January 1995 from the prior year. General administrative expenses were higher in the 1995 period principally because of higher personnel costs and employee termination expenses.



     Interest expense decreased by $246,000 in January 1995 compared to January 1994 due principally to significantly less debt outstanding in 1995.

     The Company's investment in Mr. Coffee, inc. ("Mr. Coffee") was accounted for by the equity method and the Company recorded equity in earnings from Mr. Coffee of $93,000 in January 1994. The Company sold its investment in Mr. Coffee in August 1994.



     As a result of the above factors, net loss was $3,221,000 in January 1995 compared to a net loss of $2,185,000 in January 1994. Net loss per share in January 1995 was $.87 based on 3,685,000 average shares outstanding. In the comparable 1994 period the net loss per share was $.63 on 3,490,000 average shares outstanding.



     No tax benefits are available for January 1995 or 1994 operating losses.


YEAR ENDED JANUARY 28, 1996 (FISCAL 1995) AS COMPARED TO YEAR ENDED DECEMBER 31, 1994


     Net Sales. Furniture sales were $122,319,000 in the 1995 fiscal year, an increase of 5% from sales in 1994. The sales increase was primarily attributable to sales in stores opened in late 1994 and early 1995, which were offset somewhat by a decrease in sales in stores open less than one year. Management believes that the sales increase is not significantly attributable to increases in prices or increases in sales volumes for goods being sold in existing stores or to the introduction of new products. During fiscal 1995 the Company opened five new stores, relocated four stores and closed nine underperforming stores. A comparable store sales decline of 2.9% was primarily the result of general economic conditions in fiscal year 1995 compared to 1994.


     Cost of Sales and Gross Margins. Cost of sales was higher by approximately 11.8% in fiscal year 1995 compared to 1994. Gross margins in fiscal year 1995 were 51.1% compared to 54.0% in 1994. Lower gross margins in 1995 were due to price discounting and clearance merchandise sales necessary to generate sales due to increased competition and generally poor economic conditions in the Company's two major markets, California and New York. In addition, the Company provided approximately $760,000 to reduce certain showroom inventory to its estimated net realizable value in fiscal year 1995. During the fourth quarter of fiscal 1995 Krause's Sofa Factory experienced a shortage of fabric for expected production. This fabric out-of-stock position caused a disruption in operations, which had the effect of increasing labor costs per unit and thereby reducing margins. Margin erosion also occurred since additional discounts were given to customers due to delivery delays. The out-of-stock position returned to normal levels in early fiscal 1996.

     Operating Costs and Expenses. Selling expenses were $60,257,000 in fiscal year 1995, an increase of approximately 12.7% from 1994. Selling expenses were 49.3% of sales compared to 45.9% in 1994. The increase in total selling expenses was principally attributable to higher sales incentives and operating costs associated with new stores. Variable selling expenses and advertising expenses as a percentage of sales are expected to decline in future periods.

     General and administrative expenses declined by $289,000 and as a percentage of sales declined to 8.7% from 9.3%. Exclusive of employee severance costs in fiscal year 1995 of approximately $800,000, general and administrative expenses were 8% of sales. General and administrative expenses, exclusive of employee severance costs, declined by over $1 million principally from reductions in payroll and related expenses.


     Interest Expense. Interest expense decreased by $1,419,000 in fiscal 1995 due to significantly less debt outstanding. In August and September 1994 the Company paid off approximately $18.3 million of debt with proceeds from the sale of its investment in Mr. Coffee.


     The Company's investment in Mr. Coffee was accounted for by the equity method which resulted in equity in earnings of $316,000 in 1994. The Company sold its investment in Mr. Coffee in August 1994.

     Income Taxes. Income tax benefits of $1,327,000 represent refundable income taxes available from the carryback of fiscal year 1995 losses.

YEAR ENDED DECEMBER 31, 1994 AS COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Net Sales. Furniture sales were $116,471,000 in 1994, an increase of approximately 20% from sales in 1993. This sales increase was principally the result of an increase in same-store sales of 11.7% and sales generated from new stores in 1994. Management believes comparable store sales increases were primarily the result of increased consumer confidence from general improvements in economic conditions. Also contributing to the sales increase in 1994 was a full year of sales from Castro Convertibles showrooms, which were acquired in May 1993. Management believes that the sales increase is not significantly attributable to increases in prices or to the introduction of new products in existing stores, but, rather, primarily to increases in sales volumes of goods being sold in new and existing stores.


     Cost of Sales and Gross Margins. Cost of sales in 1994 increased by about 15.9% from the prior year and gross margins increased to 54.0% from 52.4% in the prior year. Lower gross margins in 1993 were due to higher promotional pricing and the inventory liquidation sale conducted at the Castro Convertibles locations following their acquisition in May 1993. Also in 1994 Krause's restructured the lease of its Brea, California factory and office resulting in approximately one-fourth of the gross margin percentage increase in 1994.

     Operating Costs and Expenses. Selling expenses in 1994 were $53,460,000 or 45.9% of sales, a reduction from 49.8% of sales in 1993. Advertising expenses were 8.6% of sales versus 8.9% of sales in the prior year due to better utilization of ads through new stores added in major advertising areas of Chicago and New York. The increase in selling expenses was principally due to higher payroll costs associated with more stores and higher sales volume.

     General and administrative expenses increased 13.5% in 1994 compared to 1993. During 1994 approximately $240,000 of expense was incurred for legal claims and expenses and the write-down of assets related to former business operations. Also, additional costs were incurred for payroll, travel and relocation associated with opening new stores in existing and new markets. As a percentage of net sales, general and administrative expenses declined to 9.3% in 1994 compared to 9.9% in 1993. During 1994 the Company recorded a $400,000 provision for closed store representing the estimated remaining net liability on a building lease relating to a closed Krause's showroom.

     The increase in amortization of goodwill of $280,000 resulted from additional goodwill associated with the merger of Krause's in October 1993.

     Mr. Coffee, inc. In August 1994 the Company sold its 18% ownership in the common stock of Mr. Coffee for $23,258,000 resulting in a pre-tax gain of $12,115,000. Equity in earnings of Mr. Coffee in 1994 through the date of sale was $316,000 compared to $1,208,000 for the full year 1993. See Note 3 of Notes to Consolidated Financial Statements.

     Interest Expense. Interest costs were substantially less in 1994 as compared with 1993 due to the payoff of $18,317,000 of debt subsequent to the sale of Mr. Coffee.

     Income Taxes. The provision for income taxes in 1994 was approximately 27% of income before taxes. The 1994 effective tax rate differs from the federal statutory rate due to the benefit of utilization of net operating loss carryforwards and the realization of $920,000 of deferred tax assets, offset by state income taxes and the impact of nondeductible goodwill amortization. No tax benefits were available for operating losses incurred in 1993.

     Statement of Financial Accounting Standards No. 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduces the deferred tax asset to the amount available through the carryback of temporary differences expected to reverse within the carryback period.

     Extraordinary Loss. Extraordinary losses, net of income tax benefits, amounted to $436,000 and $221,000 in 1994 and 1993, respectively, and were from expensing unamortized deferred debt costs and prepaid interest due to the retirement of debt of the Company in 1994 and of Mr. Coffee in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     As of October 27, 1996, the Company had $6,341,000 in cash and cash equivalents compared to $1,336,000 as of January 28, 1996. Cash flow activity for the periods described below are presented in the Consolidated Statement of Cash Flows included elsewhere herein.

     Cash Flow -- Thirty-Nine Weeks Ended October 27, 1996. Cash and cash equivalents increased by $5,005,000 during the period. Operating activities used net cash of $8,581,000, principally from a $10,521,000 cash loss from operations and decreases in accounts payable and other liabilities of $1,293,000 offset by a decrease in inventories of $2,006,000 and collections of income tax refund receivables of $1,467,000. Investing activities during the period included capital expenditures of $563,000, principally for additions to leasehold improvements at retail showrooms. Financing activities during the period were comprised principally of proceeds from issuances of Common Stock of $10,669,000 less expenses of $448,000, proceeds from issuances of $2,950,000 of convertible and demand notes (subsequently converted into Common Stock, together with interest of $116,000) and issuance of a subordinated note of $5,000,000, offset by net payments of $3,975,000 under the Company's revolving credit facility.

     1995 Cash Flow. During 1995 cash and cash equivalents decreased by $616,000. Operating activities used net cash of $3,177,000, principally from a cash loss from operations of $4,752,000 offset by a net change in operating assets and liabilities of $1,575,000. Inventories and other operating assets were reduced by $3,389,000 and $147,000, respectively, while accounts payable and accrued liabilities were reduced by $1,961,000. Investing activities during the year included capital expenditures of $1,883,000, primarily related to Krause's opening of five new showrooms and remodeling of four showrooms, partially offset by $1,039,000 of proceeds from the sale-leaseback of a showroom in Texas. Financing activities in fiscal 1995 of $3,405,000 were principally net borrowings under Krause's revolving credit agreement which was entered into in January 1995.

     1994 Cash Flow. In August 1994 the Company sold its ownership of 1,500,548 shares of Mr. Coffee common stock for cash of $23,258,000. Proceeds from this sale were used to retire debt of $18,317,000 and pay income taxes of $2,100,000, with the remainder used for working capital.

     During 1994 cash and cash equivalents decreased by $4,685,000. Operating activities used net cash of $6,877,000, principally from a cash loss from operations of $2,986,000 and a change in operating assets and liabilities of $3,891,000. Inventories and other operating assets increased by $2,567,000 and $813,000, respectively, while accounts payable and accrued liabilities were reduced by $511,000. Investing activities provided cash of $20,935,000 in 1994 including the Mr. Coffee sale proceeds mentioned above, offset by capital expenditures of $2,323,000, primarily related to Krause's opening of 15 new showrooms and remodeling of three showrooms during the year. Financing activities used net cash of $18,743,000 and were comprised primarily of debt repayments to related parties.

     1993 Cash Flow. In late 1993 the Company completed the private placement of approximately $12,200,000 of convertible preferred stock. Proceeds from the issuance were used to retire debt of $3,000,000 and prepay interest on senior secured term notes of $896,000, with the balance used for growth and working capital.

     During 1993 cash and cash equivalents increased by $2,608,000. Operating activities used net cash of $7,917,000, including a $7,770,000 cash loss from operations. Net cash used in operations also included an increase in current liabilities of $5,048,000 and additions of $3,222,000 to inventories and $1,973,000 to other operating assets. Investing activities during the year included capital expenditures of $1,841,000, principally for additions to leasehold improvements to retail showrooms, and $1,790,000, principally for the purchase of leasehold interests in showrooms acquired from Castro Convertibles. During the years financing activities provided $14,114,000, principally from the preferred stock issuances noted above and from a revolving credit arrangement with related parties.

OUTLOOK


     On August 26, 1996 and September 10, 1996 the Company completed transactions with investors in which the Company received aggregate gross cash proceeds of $15,669,000 from private placements of $10,669,000 of Common Stock and a $5,000,000 subordinated note. In addition, $950,000 of convertible notes and $2,000,000 of demand notes (issued between May 13, 1996 and July 2, 1996 to related parties) together with accrued interest of $116,251 were exchanged for 3,066,251 shares of Common Stock. See "Certain

Transactions." Also, Krause's Sofa Factory's revolving credit agreement was amended to extend the expiration date of the agreement to January 2000 and provide for an increase in borrowing availability.



     The proceeds from these transactions allow the Company to accelerate its strategic objectives and initiatives including downsizing showroom square footage to reduce occupancy expenses, upgrading and remodeling showrooms to provide a more appealing setting for customers, remerchandising, refocusing advertising expenditures, improving manufacturing processes, and reducing corporate expenses. These objectives and initiatives are expected to contribute significantly to reducing losses and ultimately returning the Company to profitability; however, there can be no assurance that the Company will achieve profitability. The Company's long-term success is dependent upon its ability to execute successfully management's strategic plan and, ultimately, to achieve sustained profitable operations. Operating losses are expected in the fourth quarter 1996 and in fiscal year 1997.



     In fiscal 1997 management plans to remodel and upgrade 25 showrooms at a cost of approximately $1,500,000. Such capital expenditures are expected to be funded by internally generated cash and borrowings under Krause's Sofa Factory's revolving credit facility. The Company has no other significant long-term capital expenditure requirements or commitments.

                                    BUSINESS

CORPORATE HISTORY


     KFI is a Delaware corporation which is publicly traded on the Nasdaq Small Cap Market (Nasdaq Small Cap Market trading symbol "SOFA"). The Company changed its name to Krause's Furniture, Inc. in December 1994. The former name was Worth Corporation, which had a Nasdaq Small Cap Market trading symbol of "WRTH" until December 12, 1994. References herein to the Company and to KFI include Krause's Furniture, Inc. and its wholly owned subsidiaries. The Company's principal office is located at 200 North Berry Street, Brea, California 92821-2902, its telephone number is 714/990-3100 and its facsimile number is 714/990-3561.


     The Company's business is primarily conducted through its wholly-owned subsidiary, Krause's Sofa Factory ("Krause's Sofa Factory"), a manufacturer and retailer of made-to-order upholstered furniture. In April 1991 the Company acquired a controlling interest in Krause's Sofa Factory for approximately $6.2 million. On October 31, 1993, the Company acquired by merger the then outstanding minority interest in Krause's Sofa Factory through an exchange of stock. Each of the minority shareholders of Krause's Sofa Factory received 3.24 shares of the Company's Common Stock for each share of Krause's Sofa Factory capital stock. Krause's Sofa Factory was started in San Diego, California in 1973. Originally incorporated as The Sofa Factory, it changed its name to Krause's Sofa Factory in 1984.

     In May 1993 Krause's Sofa Factory acquired certain assets principally related to the retail operations of Castro Convertible Corporation, including the "Castro Convertibles" tradename and trademark and retail store locations. Castro Convertibles, which was started in 1931, has been known throughout the East Coast for its quality sofabed products and was an early pioneer in developing the tri-fold sofabed mechanism. Krause's Sofa Factory manufactures products for sale through the Castro stores and dealerships. Descriptions of the businesses, products, manufacturing and other information of Krause's Sofa Factory are outlined in the following sections of this Prospectus.

     In August 1994 the Company sold its 18% ownership interest in Mr. Coffee to Health o meter Products, Inc. for cash totaling $23.3 million. The Company had purchased its equity position in Mr. Coffee through various stock purchases and exchanges commencing in February 1988. Mr. Coffee is the leading producer of automatic drip coffeemakers in the United States and also manufactures other small kitchen appliances.

     In April 1995 the Company changed from a calendar year-end to a fiscal year ending on the last Sunday of January as determined by the 52/53 week retail fiscal year. The Company's 1995 fiscal year ended January 28, 1996.

BUSINESS


     The Company, through Krause's Sofa Factory, manufactures made-to-order sofas, sofabeds, loveseats and chairs, and retails these products (as well as externally-sourced furniture and home furnishing products) through its own chain of retail showrooms as well as licensed dealerships. As of January 31, 1997, there were 82 Company-owned showrooms and two dealer stores in 12 states. The Company believes it is the largest combined manufacturer and retailer of made-to-order upholstered furniture in the United States. The distinctive competitive characteristic of Krause's Sofa Factory is its ability to manufacture and supply competitively priced made-to-order upholstered furniture in two to four weeks from the date ordered by the customer.


PRODUCTS

     Krause's Sofa Factory's focus is the manufacture and sale of high-quality, affordably-priced made-to-order upholstered furniture. Its product line consists primarily of upholstered (woven fabric and leather) sofas, sofabeds, chairs and sectionals, in a wide variety of styles and sizes. Except for a few styles of occasional and reclining chairs, Krause's Sofa Factory manufactures virtually all of its upholstered furniture, which accounts for approximately 85% of its net sales. Krause's Sofa Factory manufactured upholstered furniture is currently sold exclusively through its own leased retail showrooms and licensed dealers. In addition to its exclusive upholstered furniture line, Krause's Sofa Factory retails an assortment of tables, occasional chairs, dining sets, area rugs, lamps and other fashion accessories. Merchandise purchased from other suppliers accounts for approximately 15% of net sales.

     Customers of Krause's Sofa Factory may choose from approximately 60 different styles, 40 sizes, 800 fabrics, 50 leather choices, and various weltings. The upholstered furniture product line consists of the following:

     SOFAS. Stationary upholstery accounts for the largest proportion of Krause's Sofa Factory sales. Sofa styles range from classic traditional, to contemporary, to country, to Eurostyles.

     INCLINERS. Krause's Sofa Factory manufactures its own design of incliners, which are sofas, loveseats or chairs which include a modified incliner footrest mechanism built directly into the unit. The Company believes Krause's Sofa Factory is the only retailer which offers an incliner option in the customer's choice of style, size and fabric.

     RECLINERS. Fully reclining sofas and chairs are offered as an option in a number of sofas and chairs manufactured by Krause's Sofa Factory. It offers not only fully reclining sofas but a complete line of reclining chairs. The Company believes Krause's Sofa Factory offers more reclining options in the customer's choice of style, size and fabrics than most competitors.

     SECTIONALS. Sectionals are modular units of upholstered furniture which can be combined or separated to form any variety of seating arrangements desired. Krause's Sofa Factory offers and manufactures a sectional option for most styles of its sofas.

     SOFABEDS. Prior to the acquisition of the operating assets of Castro Convertibles, approximately 15% of the sofas sold by Krause's Sofa Factory were sofabeds. Since the reputation of Castro Convertibles is that of a sofabed specialist, the percentage of total sofabed sales has nearly doubled since the assets acquisition. Working with a third party vendor, Krause's Sofa Factory has developed an enhanced sofabed mechanism to take advantage of its unique position in sofabed retailing. Krause's Sofa Factory offers a super-queen mattress, which the Company believes is wider than most other sofabed mattresses offered in the United States. Although producing only for its own retail outlets and licensed dealers, the Company believes it is one of the top 10 retailers of sofabeds in the U.S.

     CHAIRS. Krause's Sofa Factory manufactures a complementary line of upholstered chairs, which coordinate or match with most of the sofa styles it offers. Usually these chairs are sold in sets with a sofa, loveseat, incliner, recliner and/or sofabed. Krause's Sofa Factory also manufactures occasional chairs for customers who desire a chair which coordinates with but does not match the style or fabric of their primary furnishings.

     In order to respond to customer needs and desires as well as to display its own sofas and upholstered products in room settings, Krause's Sofa Factory showrooms offer a variety of complementary products purchased from outside vendors. Some of these products may not be customized. Because of its made-to-order strategy, Krause's Sofa Factory does not require a substantial amount of finished goods, whether they are manufactured by it or purchased from outside sources.

RETAIL OPERATIONS

     Krause's Sofa Factory sells its products through Company-owned and licensed retail showrooms in 12 states. Retail showrooms located in California, Colorado, Arizona, Nevada, Texas, New Mexico, Washington and Illinois are operated under the name Krause's Sofa Factory(R) or Krause's Sofas. Retail showrooms in New York, New Jersey, Connecticut and Florida are operated under the name Castro Convertibles(R). Showroom locations are selected on the basis of strictly defined criteria, including expected population growth, desirable target consumer demographics and psychographics, high visibility with easy access from major thoroughfares, adequate parking facilities and proximity to other furniture retailers.

     Retail showrooms vary in size from 1,700 square feet to 24,000 square feet, with an average size of 13,500 square feet. The typical showroom displays approximately 50 to 60 styles in coordinated furniture groupings to illustrate the diversity and availability of contemporary and traditional upholstered furniture.

     When a customer makes a selection, a down payment is collected and the order is immediately entered in the computer system at Krause's Sofa Factory by means of an on-line terminal at the showroom. The order, reflecting the customer's exact specifications as to style, color, size, configuration and fabric, is then registered and scheduled at the Company's manufacturing facility and the manufacturing or outside purchasing process begins.

     When an order has completed the manufacturing and/or outside purchasing process, it is shipped to a regional warehouse. The manager at this warehouse has responsibility for the final preparation and delivery of the order to the customer. Outside delivery services, as well as Company personnel in certain areas, are utilized for this process.

MANUFACTURING

     The Company's manufacturing facilities, located in Brea, California, produce upholstered furniture for sale through Krause's Sofa Factory and Castro Convertibles showrooms. Manufacturing begins with the purchase of lumber (hardwood and softwood), which is kiln dried for extra strength and straightness. Mill workers cut the component pieces for each different style, working to precise standards. Craftsmen, using pneumatic and power tools, take the wooden parts and assemble them into frames for different furniture models. All corners are blocked and glued for added strength and proper distribution of weight and stress.

     Krause's Sofa Factory primarily uses a one-piece frame method in which the entire frame is built before any upholstering occurs. This method results in superior frame strength for a finer tailored appearance. Frame construction is completed with the installation of metal springs, which contributes to the continued comfort, durability and appearance of the upholstered furniture.

     While the frame is being built, the chosen fabric or leather for that particular customer order is cut and sewn. The Company employs quilters as well as special seamstresses for sewing zippers, bolster covers, ruffles, skirts and pleats. The pillow back, chair back and ottoman cushions are assembled prior to proceeding to the upholstery stage.

     Upholstery is performed using an assembly line technique. Several individuals work on each frame, each specializing in an area of responsibility-springs, outside body, seat, arm, inside body and so on. As the frame is being upholstered, seat cushions are filled with a Foreverflex(TM) insert (the Company's proprietary seating material). The Foreverflex(TM) cushion insert is a high-density foam cushion which is injection molded with springs suspended within the foam. The Foreverflex(TM) cushion insert is manufactured by an outside supplier to strict specifications set by Krause's Sofa Factory and carries a lifetime guarantee.

     Placement of the upholstered cushions on the furniture completes the manufacturing process. Every piece of finished upholstered furniture undergoes a quality control inspection during production and again prior to shipment from the factory to the local distribution center or retail showroom.

     Krause's Sofa Factory builds approximately 600 pieces of upholstered furniture per day in a single shift. This represents approximately 75% of single shift manufacturing capacity. The level of production is primarily determined by customer orders, since Krause's Sofa Factory builds only minor amounts of units for inventory. Krause's Sofa Factory turns its manufacturing backlog approximately every 23 to 28 days. Backlog as of January 28, 1996 was approximately $12.8 million compared to $13.9 million at the end of January 1995. Backlog at October 27, 1996 was approximately $12.1 million.


     Many suppliers currently provide the Company with the materials used in the manufacture of its upholstered furniture products. The Company's 10 largest suppliers provide the Company with 70% of the raw materials it purchased during the year ended January 28, 1996, including one such supplier that provided approximately 18% and another that provided approximately 9% of such raw materials. Krause's Sofa Factory is dependent on the continued supply of components and raw materials, including fabrics, leather, foam and sofabed and motion mechanisms. Management constantly seeks new suppliers and better prices through competitive bidding and the qualification of alternative sources of supply. Inability to develop alternative sources of supply if and as required or to obtain sufficient single source products, components and raw materials would adversely affect the Company's sales and operating results.

TRADEMARKS AND PATENTS


     The Company holds trademarks and patents registered in the United States for various products and processes. The Company does not believe any of its patents is material to its ongoing product lines. Krause's Sofa Factory has a registered trademark in the United States for the Krause's Sofa Factory(R) and Castro Convertibles(R) names and logos. These trademarks, which the Company considers important to its business, have expiration dates ranging from May 13, 2002 to November 30, 2004, but are each renewable in perpetuity. Krause's Sofa Factory also has other trademarks, both registered and unregistered, that the Company believes are not material to its business or to any ongoing product lines.


GOVERNMENT REGULATIONS

     The Company's facilities are subject to numerous federal, state and local laws and regulations designed to protect the environment from waste emissions and from hazardous substances. The Company is also subject to the federal Occupational Safety and Health Act and other laws and regulations affecting the safety and health of employees in the production areas of its facilities. Company management believes that it is in compliance in all material respects with all applicable environmental and occupational safety regulations.

EMPLOYEES


     The majority of Krause's Sofa Factory employees are not unionized and many have been with the Company for over 10 years. Approximately 50 retail employees in the greater New York area are covered by a union contract which was negotiated in connection with the acquisition of Castro Convertibles, and which expires in May 1998. As of January 31, 1997, the total work force numbers approximately 960 with approximately 355 engaged in manufacturing activities, 535 in the Company's retail/warehousing operations and 70 in administration.


COMPETITION

     Krause's Sofa Factory competes in retail furniture markets where both national, regional and strong local competitors are well represented. Other furniture retailers with which Krause's Sofa Factory competes include major department store chains, as well as independent furniture stores and discount and warehouse chains. Levitz Furniture, one of the largest U.S. furniture retailers, competes throughout most of the geographic locations where the Company's showrooms are located, and offers mass-produced furniture in the moderate price range.

INSURANCE

     The Company purchases occurrence-based product liability insurance in the aggregate amount of $17 million. Company management believes that based upon its historical liability experience, the amount of insurance it carries is adequate.

PROPERTIES

     The Company maintains its administrative offices and manufacturing plant in a leased 250,000 sq. ft. facility at 200 North Berry Street, Brea, California. The lease has a remaining term of 13 years with four five-year renewal options and grants to the Company certain options to purchase the facility. Krause's Sofa Factory also leases approximately 275,000 sq. ft. for warehouse and distribution facilities. Retail showrooms are all leased with rents either fixed or with fixed minimums coupled with contingent rents based on the Consumer Price Index or a percentage of sales. The 82 Company-operated showrooms occupy approximately one million sq. ft. of space.

LEGAL PROCEEDINGS

     On May 27, 1994, the Company was served with a complaint in the case captioned Miriam Brown v. Mr. Coffee, inc. et al. (Civil Action No. 13531), in the Delaware Court of Chancery, New Castle County. The complaint names the Company, Mr. Coffee and certain individuals including Jean R. Perrette, then Chairman of the Board, and Kenneth W. Keegan, a former director of the Company, as defendants in a purported class action lawsuit. The complaint alleges that the individuals named as co-defendants breached their fiduciary duties as directors of Mr. Coffee by, among other things, their alleged efforts to entrench themselves in office and prevent Mr. Coffee's public shareholders from maximizing the value of their holdings, engaging in plans and schemes unlawfully to thwart offers and proposals from third parties, and approving or causing the Company and others to agree to vote in favor of a merger with Health o meter Products, Inc. The Company is alleged to have participated in and advanced the alleged breaches. The plaintiff originally sought to enjoin the merger; however, plaintiff withdrew such action and the merger was completed in August 1994. The Company and the Mr. Coffee directors filed motions to dismiss the complaint on August 11, 1994. On October 9, 1996, the plaintiff filed a second amended complaint. All defendants subsequently joined in filing a motion to dismiss the complaint. The plaintiff seeks compensatory damages and costs and disbursements in connection with the action, including attorneys' and experts' fees, and such other further relief as the court deems just and proper.

     For a number of reasons, including the extensive solicitation and negotiation process which preceded the acceptance by Mr. Coffee's Board of Directors of the Health o meter offer, the Company believes that the plaintiff's allegations are without merit. Management believes that any liability in the event of final adverse determination of any of this matter would not be material to the Company's consolidated financial position or results of operations.

MARKET PRICE DATA


     The Company's Common Stock trades on the Nasdaq Small Cap Market under the ticker symbol SOFA. The following table sets forth the high and low per share sales prices for the Company's Common Stock for each of the fiscal quarters in 1996 and for each quarter during the 1995 (52 weeks ended January 28, 1996) and 1994 (calendar year) fiscal years. For the month of January 1995 the high and low per share sales prices were $7.12 and $5.62, respectively. Quotations are as reported by the Nasdaq Small Cap Market, adjusted for periods prior to August 1, 1995, to reflect a one for three reverse stock split, effective on that date.



                                                    1996             1995              1994
                                                ------------     -------------     -------------
                     QUARTER                    HIGH    LOW      HIGH     LOW      HIGH     LOW
    ------------------------------------------  -----   ----     -----   -----     -----   -----
    First.....................................  $2.56   $.88     $6.75   $4.87     $8.63   $6.00
    Second....................................   1.63    .69      6.37    3.00      8.25    5.25
    Third.....................................   2.19    .50      4.37    2.00      7.50    5.63
    Fourth....................................   2.13   1.00      3.00    1.63      7.88    4.50



     On February 25, 1997, the closing price of the Company's Common Stock was $1.81. As of January 31, 1997, there were approximately 400 holders of record of the Company's Common Stock.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The names, ages and positions of the Company's directors and officers are as follows:


             NAME               AGE                     POSITION
------------------------------  ---       ------------------------------------
Philip M. Hawley..............  71        Chairman of the Board and Chief
                                          Executive Officer
Thomas M. DeLitto.............  43        Vice Chairman of the Board
Robert A. Burton..............  56        Senior Vice President and Chief
                                          Financial Officer
Kamal G. Abdelnour............  60        Director
Jeffrey H. Coats..............  39        Director
Peter H. Dailey...............  66        Director
John A. Gavin.................  65        Director


     Philip M. Hawley has been Chairman of the Board and Chief Executive Officer since August 1996. He served as Chairman and Chief Executive Officer of The Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.) from 1977 to 1993. Mr. Hawley is also a director of Atlantic Richfield Company, Johnson & Johnson and Weyerhauser Company.

     Thomas M. DeLitto has been Vice Chairman of the Board since December 1994 and a director since June 1991. He was Chief Executive from April 1995 to August 1996, President and Chief Executive Officer from July 1992 to December 1994, and Executive Vice President and Chief Operating Officer from June 1991 to July 1992. Mr. DeLitto has been President of Permal Capital Management, Inc., a wholly-owned subsidiary of Worms & Co., Inc., since October 1990; in this capacity he oversees operations of that company's direct investment activities.


     Kamal G. Abdelnour has been a director since September 1996. He had been a director from February 1993 to August 1996 when he resigned in connection with the Company's recapitalization. Mr. Abdelnour has been President and Chief Executive Officer of ATCO Development, Inc. ("ATCO") since 1980. ATCO is engaged in the business of investments, real estate ownership and management, and export sales. Mr. Abdelnour currently serves as a director of First National Bankshares, Inc.


     Robert A. Burton has been Senior Vice President and Chief Financial Officer since December 1996. Mr. Burton was an independent financial consultant from January 1995 to November 1996, and from November 1987 to December 1994 he was Senior Vice President and Chief Financial Officer of John Breuner Company, a home furnishings company. In October 1993, John Breuner Company filed for bankruptcy and emerged in July 1994.

     Jeffrey H. Coats has been a Director since August 1996. He has been a Managing Director of GE Capital Equity Capital Group, Inc., a wholly-owned subsidiary of General Electric Capital Corporation, since April 1996. He was also a Managing Director of GE Capital Corporate Finance Group, Inc., a wholly-owned subsidiary of General Electric Capital Corporation, from June 1987 to April 1993. From March 1994 to April 1996, Mr. Coats was President of Maverick Capital Equity Partners, LLC and from April 1993 to January 1994, he was Managing Director and a Partner of Veritas Capital, Inc., both of which are investment firms. Mr. Coats is the Chairman of the Board of The Hastings Group, Inc., a clothing retailer, which filed for bankruptcy in October 1995. The Hastings Group, Inc. currently is in the process of formulating a plan of liquidation under Chapter 11.

     Hon. Peter H. Dailey has been a director since September 1996. He is also the Chairman of the Board and Chief Executive Officer of Memorex Telex, NV, a world-wide technology company headquartered in Amsterdam, the Netherlands and has served in those roles since April 1996. He served as Ambassador to Ireland from 1982 to 1984, and was special Presidential envoy to NATO countries. From 1985 to 1988, Mr. Daily served as counselor to the Director of the Central Intelligence Agency. From 1985 to 1992 he was a member of President's Advisory

Committee on Arms Control and Disarmament. He also serves as founder and Chairman of the Board of Enniskerry Financial, Inc., a private investment company founded in 1968, and has been a principal of Gavin, Dailey and Partners, an international capital and consulting firm, since 1991. Mr. Dailey is a member of the Board of Directors of Chicago Title and Trust Company, Sizzler, Inc., Pinkerton's, Inc., and Jacobs Engineering Group, Inc. Prior to returning to government service he served as a director of the Walt Disney Co. and the Interpublic Group of Companies. Memorex Telex Corp., the U.S. Subsidiary of Memorex Telex, NV, filed for bankruptcy in 1996 and is in the process of liquidation. Sizzler, Inc. a family style restaurant chain, filed for bankruptcy in 1996 and is in the process of formulating a plan of reorganization.

     Hon. John A. Gavin has been a director since September 1996. He has been the founder and Chairman of Gamma Services Corporation and a principal of Gavin, Dailey and Partners, both international capital and consulting firms, since 1968 and 1991, respectively. He has also been affiliated with Hicks, Muse, Tate and Furst (Latin America) as Managing Director since 1995. Mr. Gavin is a member of the Board of Directors of Atlantic Richfield Company, Dresser Industries, Pinkerton's, Inc., International Wire Group and KAP Resources.


     All Directors are elected annually and serve until the next annual meeting of stockholders or until the election and qualification of their successors. Pursuant to the Stockholders Agreement described in detail under "Description of Capital Stock", GECC is allowed to designate one director for nomination to be elected to the Board of Directors of the Company, the Permal Group (as defined in the Stockholders Agreement) is allowed to designate another director, Philip
M. Hawley is to be designated as a third director, and the three remaining directors (the "Joint Designees") are to be designated by Mr. Hawley and the directors who are designated by GECC and the Permal Group. At each meeting of the stockholders of the Company held for the purpose of electing directors, the stockholders who are parties to the Stockholders Agreement (with the exception of certain trusts) are required to vote to cause the GECC designee, the Permal Group designee, Mr. Hawley and the Joint Designees to be elected as directors. At present, all directors have been elected pursuant to the Stockholders Agreement. In this regard, Jeffrey H. Coats is the GECC designee, Thomas M. DeLitto is the Permal designee and Kamal G. Abdelnour, Peter H. Dailey and John
A. Gavin are the Joint Designees. Mr. Abdelnour has also been elected as a director of the Company in accordance with a contractual undertaking by the Company to nominate him. This contract was entered into at the time the Company issued and sold shares of capital stock to ATCO Holdings Limited (See "Principal and Selling Stockholders").


     All executive officers serve at the discretion of the Board of Directors and, in some cases, pursuant to their written employment agreements. There are no family relationships between any of the directors or executive officers of the Company.

     The Board of Directors has created an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Executive Committee is composed of Philip M. Hawley, Thomas M. DeLitto and Jeffrey H. Coats, and has all of the powers and authority in the management of the business and affairs of the Company, except to the extent prohibited by law, to take action on behalf of the Board of Directors as may be necessary between regular meetings of the Board. The Audit Committee is composed of John A. Gavin, Peter
H. Dailey and Kamal G. Abdelnour, and is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Compensation Committee, which is composed of Kamal G. Abdelnour, John A. Gavin and Peter H. Dailey, recommends to the Board of Directors compensation for the Company's key employees and administers certain employee benefit plans. The Nominating Committee is composed of Philip M. Hawley, Thomas M. DeLitto, Jeffrey
H. Coats and Kamal G. Abdelnour, and is charged with reviewing the qualifications of and recommending candidates to the Board of Directors for election as directors of the Company. The Nominating Committee also acts on other matters pertaining to membership on the Board of Directors, including terms of tenure and compensation for Directors and issues involving potential conflict of interests. It also reviews the qualifications of, and recommends to the Board of Directors individuals for senior management positions with the Company.

DIRECTOR COMPENSATION


     All directors were reimbursed for travel and other expenses related to their activities as directors during fiscal year 1996, and will continue to be so reimbursed in fiscal year 1997 and beyond. The four non-employee directors other than Jeffrey H. Coats were each paid a fee of $3,333 and were each granted deferred stock units valued at $10,000 under the Company's 1997 Stock Incentive Plan (see "Stock Plans" below) for services rendered as directors during fiscal year 1996. Each non-employee director (other than Mr. Coats) will also be paid a fee of $10,000 for his services during fiscal year 1997. Also, additional deferred stock units valued at $10,000 will be granted to each non-employee director (other than Mr. Coats) in office on December 31, 1997 and on December 31 of each year thereafter during the term of the 1997 Stock Incentive Plan.


COMPENSATION OF EXECUTIVE OFFICERS


     The following table discloses compensation received by the Company's current and former Chief Executive Officers and three other executive officers whose annual compensation exceeded $100,000 and who were executive officers at the end of fiscal year 1996. Information presented for 1995 is for the Company's fiscal year ended January 28, 1996. Information presented for 1994 is for the prior fiscal calendar year. Philip M. Hawley became Chairman of the Board and Chief Executive Officer of the Company in August 1996. Mr. Hawley's base salary is at the rate of $225,000 per year. Robert A. Burton became Senior Vice President and Chief Financial Officer in December 1996. His base salary is at the rate of $150,000 per year.


                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                                                          COMPENSATION
                                                 ANNUAL                  ---------------
                                              COMPENSATION                 SECURITIES         ALL OTHER
                                     -------------------------------       UNDERLYING        COMPENSATION
    NAME AND PRINCIPAL POSITION      YEAR     SALARY($)     BONUS($)     OPTIONS/SARS(#)        ($)(2)
-----------------------------------  -----    ---------     --------     ---------------     ------------
Philip M. Hawley...................   1996     101,959                      1,234,000
  Chairman of the Board and
  Chief Executive Officer
Thomas M. DeLitto(1)...............   1996                                     15,000             3,333
  President, Chief Executive          1995                                      1,666             9,375
     Officer
  and Director                        1994                                      1,666            15,000
Klaus Tabar........................   1996     141,645        34,030           50,000
  Senior Vice President Real Estate   1995     117,899        13,505            1,000
  of Krause's Sofa Factory            1994      98,461        12,750
Herbert J. Friedman................   1996     152,301                         50,000
  Senior Vice President               1995     136,770         1,200            1,000
     Merchandising
  and Sales of Krause's Sofa          1994     130,192
  Factory
K. James McTaggart.................   1996     121,953                         45,000
  Senior Vice President
     Manufacturing
  and Distribution of Krause's Sofa
  Factory


---------------

(1) Permal Capital Management, Inc. ("PCMI"), of which Mr. DeLitto is President, performed certain executive management services on behalf of the Company (Mr. DeLitto is currently Vice Chairman, until August 1996 he was also Chief Executive Officer and he was President and Chief Executive Officer of the Company until December 1994) during 1995 and received $100,000 for such services. See "Certain Transactions."



(2) Other annual compensation represents directors' fees.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                          NUMBER OF        % OF TOTAL                                         STOCK PRICE
                          SECURITIES      OPTIONS/SARS                                     APPRECIATION FOR
                          UNDERLYING       GRANTED TO      EXERCISE OR                        OPTION TERM
                         OPTIONS/SARS     EMPLOYEES IN     BASE PRICE     EXPIRATION    -----------------------
         NAME             GRANTED(#)     FISCAL YEAR(1)      ($/SH)          DATE         5%($)        10%($)
-----------------------  ------------    --------------    -----------    ----------    ---------    ----------
Philip M. Hawley.......    1,234,000          74.2%            1.00        08/26/06     2,010,056     3,200,678
Thomas M. DeLitto......        5,000            .3%             .78        07/31/06         6,353        10,116
                              10,000            .6%            1.62        01/20/07        26,388        42,019
Klaus Tabar............       50,000           3.0%            1.62        01/20/07       131,940       210,093
Herbert J. Friedman....       50,000           3.0%            1.62        01/20/07       131,940       210,093
K. James McTaggart.....        5,000            .3%            1.06        03/11/06         8,633        13,747
                              40,000           2.4%            1.62        01/20/07       105,552       168,074


---------------

(1) The Company granted options for a total of 90,000 shares of Common Stock to directors and 1,572,000 shares of Common Stock to employees of the Company and Krause's Sofa Factory during 1996.



                    AGGREGATED OPTION/SAR EXERCISES IN 1996

                       AND YEAR-END OPTION/SAR VALUES(1)


                                                           NUMBER OF SECURITIES
                                                                UNDERLYING                 VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
                             NUMBER OF                      AT FISCAL YEAR-END             AT FISCAL YEAR-END(2)
                          SHARES ACQUIRED    VALUE     -----------------------------   -----------------------------
          NAME              ON EXERCISE     REALIZED   EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
------------------------  ---------------   --------   -----------     -------------   -----------     -------------
Philip M. Hawley........           --            --        308,500           925,500    $ 308,500        $ 925,500
Thomas M. DeLitto.......           --            --         14,998             5,000        3,800            6,100
Klaus Tabar.............           --            --         16,111            51,089           --           19,000
Herbert J. Friedman.....           --            --         10,387            50,873           --           19,000
K. James McTaggart......           --            --          1,667            43,333        1,567           18,333


---------------

(1) No options or SARs were exercised by the above-named executives in 1996.



(2) Based on closing price of Common Stock as quoted on the Nasdaq Small Cap Market of $2.00 on January 31, 1997.


STOCK PLANS

  1990 Employees Stock Option Plan


     The 1990 Employees Stock Option Plan (the "Employees Plan") was adopted by the Board of Directors and approved by the stockholders in 1990. Originally, 250,000 shares of the Company's Common Stock were reserved for issuance upon exercise of options granted under the Employees Plan. A subsequent 1-for-3 share reverse stock split followed by an amendment to the Employees Plan resulted in a net increase in the number of shares reserved for issuance upon exercise of options granted under the Employees Plan to 500,000. Under the Employees Plan, the Company was able to grant incentive stock options ("ISOs") and nonstatutory stock options ("NSOs") only to employees, including officers, of the Company and its subsidiaries. The

Employees Plan was terminated by the Board of Directors in January 1997, and no more options may be granted under the Employees Plan. Options outstanding under the Employees Plan remain in full force and effect.



     The exercise price of all options granted under the Employees Plan is equal to 100% of the fair market value of the Company's Common Stock on the date of grant, provided that options granted to any person who owned more than 10% of the voting power of all classes of capital stock of the Company at the date of grant provided for an exercise price of not less than 110% of the fair market value of the Company's Common Stock on the date of grant. Options are exercisable in amounts and over specified periods of time as determined by the Compensation Committee at the time of grant. The foregoing notwithstanding, all options shall vest and be exercisable over a period not exceeding 10 years, provided that for persons owning more than 10% of the total combined voting power of all classes of capital stock of the Company, the maximum term is not more than five years from the date of grant. During his or her lifetime, only the employee or officer who is the recipient of the option grant may exercise the option. If an employee or officer is terminated with cause, as defined in the Employees Plan, his or her option ceases to be exercisable and terminates upon the effective date of termination. If an employee's or officer's employment terminates and such termination is not for cause, as defined, the option is exercisable for a period of 90 days following the date when the termination occurs, but in no event later than the date of expiration of the option in accordance with the terms of the Employees Plan. In the event an employee's or officer's employment terminates as a result of disability, as defined in the Employees Plan, or if the employee's or officer's death occurs while employed or within 90 following the date when he or she ceases to be so employed, the option must be exercised within 12 months following the date when the employee or officer becomes disabled or dies, subject to earlier expiration in accordance with the terms of the Employees Plan.



     If any change, such as a stock split or dividend, is made in the Company's capitalization which results in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration, an appropriate adjustment will be made in the exercise price of, and the number of shares subject to, all outstanding options under the Employees Plan. In the event of a merger or a consolidation of the Company with any other corporation in which the Company is not the surviving corporation and in which the surviving corporation does not assume the obligations of the Company under the Employees Plan, all options outstanding under the Employees Plan will be automatically accelerated and become exercisable. Any options not exercised prior to the merger or consolidation will lapse.


     In the event of a proposed dissolution or liquidation of the Company, each option outstanding under the Employees Plan will terminate immediately prior to consummation of such proposed action. In the event of a sale of all or substantially all of the assets of the Company or subsidiary of the Company or the merger of the Company or one of its subsidiaries with or into another corporation, unless each outstanding option will be assumed or an equivalent option will be substituted by the successor corporation in the transaction or by a parent or subsidiary of such successor corporation, the optionee shall have the right to exercise the option as to all of the shares subject thereto, including shares as to which the option would not otherwise be exercisable. In this case, the option will be fully exercisable for a period of 30 days from the date of such notice, and the option will terminate upon the expiration of such period.


     The Plan has been administered by the Compensation Committee of the Board of Directors. Subject to the terms of the Employees Plan, the Compensation Committee has the authority to interpret the Employees Plan and all decisions, determinations and interpretations of the Compensation Committee shall be final and binding on the employees participating in the Employees Plan.


  1994 Directors Stock Option Plan


     The 1994 Directors Stock Option Plan (the "Directors Plan") was adopted by the Board of Directors and approved by the shareholders in 1994. Originally, 200,000 shares of the Company's Common Stock were reserved for issuance upon exercise of options granted under the Directors Plan. A subsequent 1-for-3 share reverse stock split in 1995 followed by an Amendment to the Directors Plan resulted in the number of shares reserved for issuance upon exercise of options granted under the Directors Plan remaining at 200,000.

The Directors Plan was terminated by the Board of Directors in January 1997, and no more options may be granted under the Directors Plan. Options outstanding under the Directors Plan remain in full force and effect.



     The Directors Plan provided for the automatic grant of an option to each nonemployee director upon his or her election to the Board, entitling the optionee to purchase up to a total of 5,000 shares of Common Stock, at an exercise price equal to the fair market value for such shares as of the date of grant. On each anniversary of such first election, provided that the individual continued to serve as a director, he or she automatically received an additional grant of an option for the same number of shares, exercisable again at the fair market value as of the date of the grant.



     Each option granted under the Directors Plan may be exercised in whole or in part at any time beginning upon conclusion of one year following the date of grant until the expiration or earlier termination of the option. During his or her lifetime, only the director who was the recipient of the option grant may exercise the option. If a director is terminated with cause, as defined in the Directors Plan, his or her option ceases to be exercisable and terminates upon the effective date of termination. If a director ceases to serve on the Board and his or her departure from the Board is not for cause, as defined, the option is exercisable for a period of 90 days following the date when the director's tenure on the Board ceases, but in no event later than the date of expiration of the option in accordance with the terms of the Directors Plan. In the event a director ceases to serve on the Board as a result of disability, as defined in the Directors Plan, or if the director's death occurs while serving on the Board or within 90 days following the date when he or she ceases to so serve, the option must be exercised within 12 months following the date when the director no longer is serving on the Board, subject to earlier expiration in accordance with the terms of the Directors Plan. Options under the Directors Plan expire 10 years from their respective date of grant, unless subject to earlier termination.



     If any change, such as a stock split or dividend, is made in the Company's capitalization which results in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration, an appropriate adjustment will be made in the exercise price of, and the number of shares subject to, all outstanding options under the Directors Plan.


     In the event of a proposed dissolution or liquidation of the Company, each option outstanding under the Directors Plan will terminate immediately prior to consummation of such proposed action. In the event of a sale of all or substantially all of the assets of the Company or subsidiary of the Company or the merger of the Company or one of its subsidiaries with or into another corporation, unless each outstanding option will be assumed or an equivalent option will be substituted by the successor corporation in the transaction or by a parent or subsidiary of such successor corporation, the optionee shall have the right to exercise the option as to all of the shares subject thereto, including shares as to which the option would not otherwise be exercisable. In this case, the option will be fully exercisable for a period of 30 days from the date of such notice, and the option will terminate upon the expiration of such period.

     The Plan is administered by the Board of Directors. Subject to the terms of the Directors Plan, the Board has the authority to interpret the Directors Plan and all decisions, determinations and interpretations of the Board shall be final and binding on the directors participating in the Directors Plan.

  Krause's Sofa Factory Stock Option Plans


     Krause's Sofa Factory also has in effect several stock option plans which were established prior to the time it was acquired by merger by the Company. Those plans were terminated by the Board of Directors in January 1997, and no more options may be granted under them. There are currently options to purchase an aggregate of 11,880 shares of the Company's Common Stock outstanding to two employees which will continue in full force and effect. The options were originally granted for the purchase of Krause's Sofa Factory stock, but were converted into options to purchase the Company's Common Stock in connection with the merger.

  1997 Stock Incentive Plan



     The 1997 Stock Incentive Plan (the "1997 Plan") was approved by the Board of Directors in January 1997 and is scheduled to be presented to stockholders at the next annual meeting of stockholders for their approval. The 1997 Plan extends for 10 years, but may be terminated at an earlier date. Until stockholder approval is obtained all awards under the 1997 Plan are specifically conditioned upon obtaining stockholder approval and, if the approval is not obtained, will be canceled. The 1997 Plan provides for the issuance of awards covering up to 800,000 shares to employees, officers, directors and consultants.



     Awards under the 1997 Plan can consist of options, stock appreciation rights, dividend equivalent rights, restricted stock, performance shares, deferred stock units or other stock based awards. The Compensation Committee of the Board of Directors, which includes only non-employee directors as its members, has been designated to administer the 1997 Plan. The administrator has the power to select employees, officers, directors and consultants to receive awards, to make awards, to determine the terms upon which awards are made, to approve agreements with recipients of awards, to amend awards, to interpret the 1997 Plan and to take other actions not inconsistent with the express terms of the 1997 Plan.



     Directors who are not employees of the Company, other than one non-employee director who has indicated that he cannot accept an award because of his current employment by a stockholder, receive automatic grants of deferred stock units covering shares having a fair market value of $10,000 for each year of service as a director. These awards provide deferred compensation to directors equivalent to an investment in an equivalent amount of the Company's Common Stock, based upon the fair market value of the Company's shares on the date the award is effective. Payout of the award is made in stock following a director's retirement from the Board of Directors or death. Normally the payment occurs in five annual installments, but a director may elect to receive a single payment. If a change in control of the Company occurs, the director's deferred stock unit account will be paid in cash.



     The Compensation Committee in its capacity as administrator of the 1997 Plan has broad authority to determine the type and amount of all other awards. All awards must be set forth in an agreement. If awards are intended to qualify as ISO's, they must conform to the requirements of the Internal Revenue Code of 1986, as amended (the "Code"). The committee may establish award exchange programs or permit early exercise of awards. In general, awards may not have a term of more than 10 years, and in some cases must have shorter terms. ISO's may not be transferable except upon death or disability and then only to a limited extent. Other awards can be transferable to the extend provided in the award agreement. All option and other awards intended to qualify as performance based compensation under the Code must be issued at fair market value on the date of grant or award. The Committee is permitted to issue other awards at prices it finds appropriate. The Company is permitted to withhold shares or other awards to compensate it for withholding or other taxes. The Committee also can issue new options to replace options canceled for this purpose. The Committee determines the vesting or other timing of the exercise of an award and the extent to which a recipient of an award or his or her successor can exercise an award following termination of employment.



     The 1997 Plan provides for adjustments in the case of stock splits, reverse stock splits, stock dividends and other similar events. In the event of a merger or sale of substantially all of the Company's assets in connection with a dissolution of the Company, awards under the 1997 Plan will become fully vested, unless they are assumed by a successor or are otherwise replaced as is provided in the 1997 Plan. The Committee has authority to authorize full vesting if a change of control occurs, although this may be conditioned, among other things, upon a termination of employment following a change of control



1997 MANAGEMENT COMMITTEE INCENTIVE AWARD PROGRAM



     The 1997 Management Committee Incentive Award Program (the "Management Plan") was adopted by the Board of Directors in January 1997, to provide a means by which certain management level employees of the Company are entitled to receive bonuses if the Company meets certain financial objectives. The Management Plan provides that such employees will earn up to one percent of their respective base salaries for each $100,000 that the Company's earnings before interest, taxes, depreciation and amortization exceed

$500,000 during fiscal year 1997. The Management Plan will be administered by the Compensation Committee.


EMPLOYMENT AGREEMENTS


     In August 1996, the Company entered into an Employment Agreement with Philip M. Hawley pursuant to which the Company agreed to employ Mr. Hawley for a term ending on August 25, 1999, and to pay Mr. Hawley a base salary at the rate of $225,000 per year and provide benefits. If Mr. Hawley's employment is terminated by the Company without cause (as defined in the Employment Agreement) he is entitled to receive his full base salary and benefits for the remaining term of the Employment Agreement. If Mr. Hawley resigns from the Company upon a change in control (as defined in the Employment Agreement) he is entitled to a lump sum payment equal to the greater of (1) the remaining amounts that would be payable to him under the Employment Agreement and (2) $225,000. Furthermore, the Company agreed to grant Mr. Hawley an option to purchase 1,234,000 shares of Common Stock at an exercise of price of $1.00 per share with vesting over three years. In the event of a change in control, the right to exercise the options would accelerate. Mr. Hawley is also entitled to all other benefits of employment available to executive officers of the Company generally, including bonuses, retirement, vacation, deferred compensation, employee discount, and various health related benefits.



     Several of the officers and employees of the Company are subject to employment agreements that provide for the payment of severance benefits equal to such officers' or employees' monthly salary plus benefits for up to 12 months if terminated without cause. Steven P. Anderson, former President and Chief Executive Officer of Krause's Sofa Factory, whose employment terminated at the end of January 1997, was among the officers of the Company subject to such an employment agreement. The aggregate amount of severance payments to Mr. Anderson will be approximately $250,000.



     Robert G. Sharpe, former Executive Vice President and Treasurer of the Company, terminated his employment with the Company effective January 31, 1997. In connection with the termination of his employment, Mr. Sharpe is entitled to severance equal to his monthly salary plus benefits through January 1999. The aggregate amount of such payments will be approximately $360,000.

                              CERTAIN TRANSACTIONS

     During 1996 and 1995 a number of transactions occurred between the Company and its subsidiaries and certain directors and their affiliates. The Company believes that each such arrangement was as fair as could have been obtained from unaffiliated persons.

     Corporate Recapitalization. On August 26 and September 10, 1996, the Company received $18,735,000 in equity and debt financing from existing stockholders of the Company and from new investors including General Electric Capital Corporation ("GECC"), Mr. Philip M. Hawley and certain trusts for the benefit of relatives of Mr. Hawley. Mr. Hawley also became the Company's Chairman and Chief Executive Officer. Mr. Hawley is the former Chairman and Chief Executive Officer of The Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.) Also in connection with the transactions, Mr. Jeffrey H. Coats became a member of the Company's Board of Directors. Mr. Coats is a Managing Director of GE Capital Equity Capital Group, Inc., a wholly-owned subsidiary of General Electric Capital Corporation.

     The financing (the "GECC financing") consisted of equity and subordinated debt, including:

     - The purchase by GECC of (1) 5,000,000 newly issued shares of Common Stock at a purchase price of $1.00 per share and (2) a 10% Subordinated Note in the amount of $5,000,000. As part of this transaction, GECC also received warrants to purchase an additional 1,400,000 shares of Common Stock at a purchase price of $.001 per share, exercisable in whole or in part at any time or from time to time until August 31, 2006.

     - The purchase by new investors, including Mr. Hawley, and certain of the Company's existing stockholders, including the Permal Group, of 5,669,000 new shares of Common Stock at $1.00 per share.

     - The cancellation of $2,950,000 principal amount of existing promissory notes in the Company, plus accrued interest of $116,251, in consideration for the issuance to the noteholders of 3,066,251 shares of Common Stock.

     In addition, substantially all of the Company's outstanding shares of Series A Preferred Stock were converted into approximately 1,176,950 shares of Common Stock.


     The shares of Common Stock issued in connection with the GECC financing were sold at a price of $1.00 per share. This price was negotiated at arms' length between the Company and GECC, the lead investor, prior to August 19, 1996, the date of the public announcement regarding the proposed GECC financing, and reflects, among other things, the Company's prospects, a slight discount from market value reflecting the quantity of shares involved in the transaction and the fact that the shares were restricted securities when issued. The average high and low sales prices on the Nasdaq Small Cap Market for the Company's Common Stock during the two weeks prior to August 19, 1996, was $0.91 per share. The average of the high and low sales prices on the Nasdaq Small Cap Market for the Company's Common Stock on August 26, 1996, and on September 10, 1996, the closing dates of the transactions, was $1.66 and $1.47, respectively.


     The shares of Common Stock acquired by GECC represent approximately 26.3% of the outstanding shares of the Common Stock of the Company, or 28.9% on a fully-diluted basis. In addition, as part of the GECC financing, certain of the Company's stockholders have given GECC the right while indebtedness remains payable by the Company to GECC, to direct the voting of their shares under the circumstances set forth in a Stockholders Agreement dated August 26, 1996. In effect, GECC may exercise voting control of the Company pursuant to these arrangements. (See "Description of Capital Stock" below.)

     As part of the GECC financing, the Company has entered into a Registration Rights Agreement permitting GECC and the other new and existing stockholders who participated in the GECC financing to demand the registration of their shares under the Securities Act of 1933 and to participate in registered offerings made by the Company of its shares, under the circumstances and subject to the conditions set forth in the Registration Rights Agreement. (See "Description of Capital Stock" below.)

     In conjunction with the GECC financing, Krause's Sofa Factory amended its revolving credit agreement with Congress Financial Corporation. Under the revised facility, the term of the loan was extended to January 20, 2000, the interest rate was reduced to prime plus 1%, and the borrowing capacity was increased.


     Transactions with Michael W. Gibbons. Michael W. Gibbons resigned as Chief Executive Officer of the Company and Krause's Sofa Factory in April 1995. Pursuant to a severance agreement with the Company, Mr. Gibbons is to receive certain severance payments. The severance arrangements also confer a put option on Mr. Gibbons entitling him, at his option, over a period expiring April 30, 2002, to sell his shares to the Company at a price of $1.60 per share, with downward adjustments in certain instances. The Company must accept an exercise of the put option in a minimum aggregate purchase price for the shares being put in any month of $25,000. The Company's obligation to purchase shares in excess of the minimum, up to a maximum of $80,000 in any given month, is tied to a formula of available cash. The Company purchased 7,619 shares for $20,000 in 1995 upon exercise by Mr. Gibbons of his put right with respect to such shares. The balance of shares owned by Mr. Gibbons were sold in the open market and the Company paid $4,500 to Mr. Gibbons in 1996, thereby completing the Company's obligation to purchase shares in future periods.


     Transactions with Bernadette Castro. Krause's Sofa Factory leases five showrooms and a distribution center from Bernadette Castro, her family and various entities controlled by the Castro family. During 1995 Krause's Sofa Factory paid approximately $824,669 for rents under these leases. Ms. Castro was a member of the Board of Directors of the Company from September 1993 until she resigned in March 1996.

     Transactions with PCMI. In 1996 and 1995, PCMI provided various management services for the Company and its subsidiaries, for which PCMI received $58,333 and $100,000, respectively. PCMI's executive management services for the Company included assistance with regard to executive management, financial consulting and strategic planning during the year. Thomas M. DeLitto, President of PCMI, served as President and Chief Executive Officer of the Company from January to December 1994, served as Chief Executive Officer from April 1995 to August 1996 and is currently Vice Chairman of the Board of Directors.


     Private Label Credit Card Program with Monogram Credit Card Bank of Georgia (an Affiliate of GECC). The Company has accepted a proposal from Monogram Credit Card Bank of Georgia ("Monogram"), an affiliate of GECC, pursuant to which, and subject to execution of definitive agreements, Monogram will provide a customized credit program to the Company. Pursuant to the program, approved customers of Krause's Sofa Factory will be able to purchase products on credit through a credit card issued by Monogram. Monogram will purchase each credit from the Company and will bear the risk of loss on such credit purchases. The program will be for an initial term of five years and will automatically renew for consecutive five year terms unless terminated by either party at least six months prior to the end of any such five year term.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of December 31, 1996, and as adjusted to reflect this offering (1) by each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (2) by each of the Company's directors, (3) by all executive officers and directors as a group and (4) by each of the Selling Stockholders.


                                        SHARES BENEFICIALLY
                                               OWNED            NUMBER OF SHARES     SHARES BENEFICIALLY
                                       PRIOR TO OFFERING(1)      BEING OFFERED       OWNED AFTER OFFERING
                                      -----------------------   ----------------     --------------------
NAME AND ADDRESS OF BENEFICIAL OWNER    NUMBER        PERCENT                          NUMBER     PERCENT
------------------------------------  ----------      -------                        ----------   -------
5% STOCKHOLDERS, EXECUTIVE OFFICERS
AND DIRECTORS
General Electric Capital
  Corporation.......................   6,400,000(2)     31.3%              --         6,400,000     31.3%
  260 Long Ridge Road
  Stamford, CT 06927
Worms & Cie.........................   5,428,656(3)     28.4               --         5,428,656     28.4
  c/o Worms & Co., Inc.
  900 Third Avenue
  New York, NY 10022
Edson Investments, Inc..............   2,096,111(4)     11.0               --         2,096,111     11.0
  Tropic Isle Building
  Road Town, Tortola
  British Virgin Islands
ATCO Holdings Limited...............   1,115,923         5.9               --         1,115,923      5.9
  c/o ATCO Development, Inc.
  11777 Katy Freeway
  Houston, TX 77079
John F. Hawley and Barbara H.
  Hawley, as Trustees...............   1,050,000(5)      5.5        1,050,000(5)             --       --
  515 South Figueroa Street
  Los Angeles, CA 90071
Philip M. Hawley....................     338,500(6)      1.8           30,000           308,500      1.6
Thomas M. DeLitto...................      94,199(7)        *               --            94,199        *
Kamal G. Abdelnour..................      32,325(8)        *               --            32,325        *
Jeffrey H. Coats....................          --          --               --                --       --
Peter H. Dailey.....................          --          --               --                --       --
John A. Gavin.......................          --          --               --                --       --
Stephen P. Anderson.................      35,557(9)        *               --            30,001        *
Robert G. Sharpe....................      87,096(10)       *           25,528            65,905        *
All directors and executive officers
  as a group (9 persons)............  13,532,256(11)    64.6           25,528        13,506,728     64.6
OTHER SELLING STOCKHOLDERS
Permal Noscal Ltd...................     624,616         3.3          405,000           219,616      1.2
Zaxis Partners, L.P.................      46,667           *           40,000             6,667        *
Sidney Kimmel.......................      60,464           *           50,000            10,464        *
Pollat, Evans & Co., Inc............      17,737           *           15,000             2,737        *
Quadra Appreciation Fund, Inc.......       5,000           *            5,000                --       --
Branagh Revocable Trust.............       8,710           *            5,000             3,710        *
Sanford J. Colen....................      36,764           *           20,000            16,764        *
C. Redington Barrett, III...........       7,126           *            5,000             2,126        *
Hurley & Co.(12)....................      66,666           *           35,000            31,666        *

                                        SHARES BENEFICIALLY
                                               OWNED                                 SHARES BENEFICIALLY
                                       PRIOR TO OFFERING(1)     NUMBER OF SHARES     OWNED AFTER OFFERING
NAME AND ADDRESS OF BENEFICIAL OWNER                  PERCENT    BEING OFFERED         NUMBER     PERCENT
------------------------------------                   ----                          ----------    ----
                                        NUMBER
                                      ---------
G(2) Investment Partners............     123,333           *           90,000            33,333        *
Fairmont Services Ltd...............     429,009         2.3          400,000            29,009        *
Carlton Securities N.V..............     108,822           *          100,000             8,822        *
Emmanual Bagdjian...................     210,000         1.1          210,000                --       --
Heliopolis Inc......................     100,000           *          100,000                --       --
T. Michael Wallace..................     400,000         2.1          400,000                --       --
Gary S. Gladstein...................     212,668         1.1          200,000            12,668        *
Peter L. Rhulen.....................     100,000           *          100,000                --       --
Maureen Erin Hawley Trust I(5)......     112,500           *          112,500                --       --
Allison Booth Hawley Trust I(5).....     112,500           *          112,500                --       --
Caitlin Hale Hawley Trust I(5)......     112,500           *          112,500                --       --
Shannon Follen Hawley Trust I(5)....     112,500           *          112,500                --       --
Maureen Erin Hawley Trust II(5).....      25,000           *           25,000                --       --
Allison Booth Hawley Trust II(5)....      25,000           *           25,000                --       --
Caitlan Hale Hawley Trust II(5).....      25,000           *           25,000                --       --
Shannon Follen Hawley Trust II(5)...      25,000           *           25,000                --       --
Hawley Family Trust(5)..............     500,000         2.6          500,000                --       --
Dr. Philip M. Hawley, Jr. ..........      20,000           *           20,000                --       --
H.D. Investment Group, Inc..........     117,000           *           25,000            92,000        *
Morgan Adams, Inc...................     120,000           *           50,000            70,000        *
Theodore D. Konopisos...............      32,333(13)       *           22,000            10,333        *
William A. MacLaughlin IRA..........      25,000           *           25,000                --       --
Gregory M. Simon....................      20,000           *           20,000                --       --
Hugh H. Wilson, Jr..................      15,000           *           15,000                --       --
Codell Holdings Ltd.................     100,000           *          100,000                --       --
J. Stephen Emerson IRA..............     100,000           *          100,000                --       --
J. Stephen Emerson..................     100,000           *          100,000                --       --
Paul Marciano Trust.................     100,000           *          100,000                --       --
G. Tyler Runnels....................      78,386           *           50,000            28,386        *
Charles Perez.......................     100,000           *          100,000                --       --
JMG Capital Partners L.P............      50,000           *           50,000                --       --
William C. Miller, IV...............      42,000(14)       *           25,000            17,000        *
Tendencia Investments Overseas......     250,000         1.3          250,000                --       --
Lawrence S. Black...................      50,000           *           50,000                --       --
Ian and Francine Jack...............      10,000           *           10,000                --       --
Keith and Tanya Jacobs..............      10,000           *           10,000                --       --
J. Richard Cordsen..................      47,000           *           27,000            20,000        *
J.D. Yates..........................      10,000           *           10,000                --       --


---------------
  * Less than one percent

 (1) Outstanding warrants and options held by each of the principal stockholders, directors and executive officers which are exercisable currently or within 60 days of the date of this table are deemed to be outstanding shares of Common Stock for their respective calculations.

 (2) Includes a warrant to purchase 1,400,000 shares of Common Stock.

 (3) Worms & Cie, through its affiliates, is deemed to be the beneficial owner of 5,288,240 shares of Common Stock and warrants to purchase 122,518 shares of Common Stock.

 (4) Edson Investments, Inc. is an affiliate of Worms & Cie. Therefore, shares beneficially owned by Edson Investments, Inc. are also included above as shares beneficially owned by Worms & Cie.

 (5) As trustees for various Hawley Trusts, John F. Hawley and Barbara H. Hawley are deemed to be beneficial owners of such shares. The shares owned by each of the various trusts is reflected below in the same Table under "Other Selling Stockholders."

 (6) Includes options to purchase 308,500 shares of Common Stock.

 (7) Includes options to purchase 4,998 shares of Common Stock and a warrant to purchase 14,163 shares of Common Stock.

 (8) Includes a warrant to purchase 32,325 shares of Common Stock.


 (9) Represents options to purchase 30,001 shares of Common Stock. Mr. Anderson terminated as an officer and employee of the Company at the end of January 1997.



(10) Includes options to purchase 17,332 shares of Common Stock. Mr. Sharpe terminated as an officer and employee of the Company effective January 31, 1997.


(11) Includes shares deemed beneficially owned by General Electric Capital Corporation, Worms & Cie and ATCO Holdings Limited since directors of the Company are affiliated with those entities.

(12) Nominee for Banque Cantonale Valdoise.

(13) Includes 10,333 shares owned by the Konopisos Family Trust.

(14) Includes 17,000 shares owned by minor children of Mr. Miller, who is deemed to be the beneficial owner of such shares.

                              PLAN OF DISTRIBUTION


     The Selling Stockholders, directly or through agents designated by them, may sell from time to time all or part of the Common Stock in amounts and on terms to be determined at the time of sale or in the open market at the market price on each date of sale. The Selling Stockholders may also pledge such shares as collateral, and such shares could be sold pursuant to the terms of such pledges. The Selling Stockholders and brokers who execute orders on their behalf may be deemed underwriters as that term is used in Section 2(11) of the Securities Act, and a portion of the proceeds of sales and commissions may therefore be deemed underwriting compensation for purposes of the Securities Act.


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock") and 666,667 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

COMMON STOCK


     As of January 31, 1997, there were issued and outstanding 19,020,539 shares of Common Stock, warrants to purchase an additional 1,754,956 shares of Common Stock and options to purchase an additional 1,762,457 shares of Common Stock. The holders of Common Stock (but not warrant holders or optionees) are entitled to dividends and distributions, if any, with respect to the Common Stock when, as and if declared by the Board of Directors from funds legally available therefor. Holders of Common Stock are entitled to one vote per share and are not entitled to cumulative voting in the election of directors. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share rateably in all assets remaining after payment of all debts and other liabilities, subject to prior distribution rights of holders of Preferred Stock, if any, then outstanding.

PREFERRED STOCK

     The Company's Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the preferences, rights, qualifications, limitations and restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, number of shares constituting a series and the designation of such series. Although the Company currently does not have any plans to issue shares of Preferred Stock or to designate any new series of Preferred Stock, there can be no assurance that the Company will not do so in the future. The Board of Directors could, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of Common Stock and could have certain anti-takeover effects.

     The Company's Board of Directors has designated two series of Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, and has authorized the issuance of up to a total of 200,000 shares of Series A Preferred Stock and 44,444 shares of Series B Preferred Stock. All previously issued shares of Series A Preferred Stock and Series B Preferred Stock have been converted into Common Stock.

WARRANTS


     As of January 31, 1997, the Company had warrants outstanding to purchase an aggregate of 1,754,956 shares of its Common Stock. One million four hundred thousand of such shares are subject to a warrant issued to GECC at a exercise price of $0.001 per share exercisable in whole or in part at any time or from time to time until August 31, 2006. Warrants to purchase an additional 354,956 shares of Common Stock at exercise prices ranging from $1.33 to $15.00 per share with expiration dates ranging from May 1998 to June 2005 are also outstanding. The warrants generally provide for certain antidilution adjustments.


REGISTRATION RIGHTS

     After this Offering, holders of 9,340,723 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act, pursuant to a certain Registration Rights Agreement dated as of August 26, 1996, as amended, among such holders and the Company (the "Registration Rights Agreement"). Under the terms of the Registration Rights Agreement, if the Company hereafter proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of Common Stock therein. Stockholders benefiting from these rights may also require the Company to file a registration statement under the Securities Act with respect to their shares of Common Stock, and the Company is required to use best efforts to effect up to two such registrations during any 12-month period. This right is not exercisable prior to August 31, 1999, unless certain conditions are satisfied. Further, these rights are subject to certain conditions and limitations, among them the right of the underwriter of an offering to limit the number of shares included in such registration and the right of the Company not to effect a requested registration within 180 days following the offering of the Company's securities in another public offering.

STOCKHOLDERS AGREEMENT

     As of August 26, 1996, in connection with the GECC financing described under "Certain Transactions" above, the Company entered into a stockholders agreement (the "Stockholders Agreement") with several of the investors in the GECC financing, including General Electric Capital Corporation as well as certain existing stockholders. The Stockholders Agreement provides, among other things, for certain restrictions on the transfer of shares by those stockholders who are parties to the Stockholders Agreement and confers rights of first offer to GECC in the event certain of the stockholders wish to sell their shares. Furthermore, the Stockholders Agreement allows for GECC to name one director to the Board of Directors of the Company, allows the Permal Group (as defined in the Stockholders Agreement) to designate another director, provides that Philip
M. Hawley will be a third director, and provides that the three remaining directors (the "Joint Designees") will be selected by Mr. Hawley and the directors who are designated by GECC and the Permal

Group. At each meeting of the stockholders of the Company held for the purpose of electing directors, the stockholders who are parties to the Stockholders Agreement (with the exception of certain trusts) are required to vote to cause the GECC designee, the Permal Group designee, Mr. Hawley and the Joint Designees to be elected as directors. In addition, the Company is prohibited from taking certain actions unless the GECC designee on the Board of Directors approves such action. Such restricted actions include mergers; liquidations and dissolutions; acquisitions of all or a substantial portion of the business or the assets of another person; the entering into of a joint venture or partnership arrangement; expansion into new lines of business; the sale, lease or transfer of any assets of the Company or any of its subsidiaries except for sales of inventory in the ordinary course of business and the subleasing of vacant retail space; the adoption or change of any material accounting policy; the creation of any additional indebtedness (with certain exceptions); the granting of liens against the Company's assets; the payment of dividends or the redemption of capital stock; the making or commitment to make of any capital expenditure in any year in excess of $50,000; the issuance or sale of any shares of capital stock or rights to purchase capital stock; the entering into, adoption, amendment or termination of any employment or consulting agreement or the hiring of any person who will report directly to the Chief Executive Officer or to whom total compensation would be in the excess of $110,000 per year; the adoption or amendment of any employment benefit plan; the amendment of the Company's charter documents; a change in independent certified accountants or actuaries; the registration of any security under the Securities Act or the granting of any registration rights therefor; certain related party transactions; changes to the Company's annual business plan; and any action which is required by law to be approved by the Board of Directors.

     The Stockholders Agreement further provides that each member of the Permal Group will vote all of its shares in the same manner that GECC votes its shares with respect to each matter subject to the vote or consent of stockholders of the Company. In the event GECC or any member of the Permal Group, pursuant to a common plan, were to enter into any agreement to sell to any person or group in one transaction or series of related transactions in which such group would sell in excess of 3,000,000 shares, then each of the other stockholders party to the Stockholders Agreement would have the right to participate in such sale. The Stockholders Agreement will terminate at such time as GECC is no longer the beneficial owner of at least 2,000,000 of the outstanding shares of Common Stock, or at such earlier time as may be agreed by GECC and the Permal Group. Furthermore, the Stockholders Agreement will terminate as to any member of the Hawley Group on the later of (1) six months after Mr. Hawley ceases to be a Director of the Company and (2) August 31, 1999.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First National Bank of Boston.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon by Wendel, Rosen, Black & Dean, LLP, Oakland, California.

                                    EXPERTS


     The consolidated financial statements and financial statement schedule of Krause's Furniture, Inc. as of January 28, 1996 and January 29, 1995, and for the fiscal years ended January 28, 1996, December 31, 1994 and December 31, 1993, and for the month ended January 29, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein which, as to the year ended December 31, 1993, is based in part on the report of KPMG Peat Marwick LLP, independent auditors. The consolidated financial statements referred to above are included in reliance upon such reports, given upon the authority of such firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Ernst & Young LLP, Independent Auditors.....................................   F-1
Report of KPMG Peat Marwick LLP.......................................................   F-2
Consolidated Balance Sheet at January 28, 1996 and January 29, 1995...................   F-3
Consolidated Statement of Operations for the fiscal years ended January 28, 1996,
  December 31, 1994 and December 31, 1993.............................................   F-4
Consolidated Statement of Stockholders' Equity for the period from January 1, 1993 to
  January 28, 1996....................................................................   F-5
Consolidated Statement of Cash Flows for the fiscal years ended January 28, 1996,
  December 31, 1994 and December 31, 1993.............................................   F-6
Consolidated Statement of Operations for the months ended January 29, 1995, and
  January 30, 1994....................................................................   F-7
Consolidated Statement of Cash Flows for the months ended January 29, 1995, and
  January 30, 1994....................................................................   F-8
Notes to Consolidated Financial Statements............................................   F-9
Unaudited Consolidated Balance Sheet at October 27, 1996..............................  F-18
Unaudited Consolidated Statement of Operations for the thirty-nine weeks ended October
  27, 1996 and October 29, 1995.......................................................  F-19
Unaudited Consolidated Statement of Stockholders' Equity for the thirty-nine weeks ended October 27, 1996..............................................................  F-20
Unaudited Consolidated Statement of Cash Flows for the thirty-nine weeks ended October
  27, 1996 and October 29, 1995.......................................................  F-21
Notes to Unaudited Consolidated Financial Statements..................................  F-22

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Krause's Furniture, Inc.

     We have audited the consolidated balance sheets of Krause's Furniture, Inc. as of January 28, 1996 and January 29, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the fiscal years ended January 28, 1996, December 31, 1994 and December 31, 1993 and for the month ended January 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Mr. Coffee, inc. (a corporation in which the Company had an 18% interest) for the year ended December 26, 1993 have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements for the year ended December 31, 1993 relates to data included for Mr. Coffee, inc., it is based solely on their report.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Krause's Furniture, Inc. at January 28, 1996 and January 29, 1995, and the consolidated results of its operations and its cash flows for the fiscal years ended January 28, 1996, December 31, 1994 and December 31, 1993 and for the month ended January 29, 1995, in conformity with generally accepted accounting principles.

                                          /s/  ERNST & YOUNG LLP

Orange County, California
April 26, 1996, except for Notes 1 and 4, as to which the date is May 10, 1996

                        REPORT OF KPMG PEAT MARWICK LLP

The Board of Directors
Mr. Coffee, inc.

We have audited the statement of operations of Mr. Coffee, inc. for the year ended December 26, 1993. This financial statement (not presented separately herein) is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the results of Mr. Coffee, inc.'s operations for the year ended December 26, 1993 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP
Cleveland, Ohio
February 18, 1994

                            KRAUSE'S FURNITURE, INC.

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                        JANUARY 28,     JANUARY 29,
                                                                           1996            1995
                                                                        -----------     -----------
                                              ASSETS
Current assets:
  Cash and cash equivalents...........................................   $   1,336       $   1,952
  Accounts receivable, net of allowance for doubtful accounts of $291
     ($616 at January 29, 1995).......................................         786           1,190
  Inventories.........................................................      14,627          18,016
  Income tax refund receivable........................................       1,467              --
  Deferred income taxes...............................................          --             920
  Prepaid expenses....................................................         386           1,450
                                                                          --------        --------
          Total current assets........................................      18,602          23,528
Property, equipment, and leasehold improvements, net..................       6,738           6,519
Goodwill, net.........................................................      16,406          17,425
Leasehold interests, net..............................................       1,830           2,485
Other assets..........................................................       3,290           3,793
                                                                          --------        --------
                                                                         $  46,866       $  53,750
                                                                          ========        ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................   $  12,036       $  14,285
  Accrued payroll and related expenses................................       1,696           1,704
  Other accrued liabilities...........................................       4,140           3,257
  Customer deposits...................................................       7,014           6,809
  Notes payable.......................................................          19              17
  Income taxes payable................................................         575           1,207
                                                                          --------        --------
          Total current liabilities...................................      25,480          27,279
Long-term liabilities:
  Note payable........................................................       5,584           2,181
  Other liabilities...................................................       1,817           1,590
                                                                          --------        --------
          Total long-term liabilities.................................       7,401           3,771

Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock, $.001 par value; 666,667 shares authorized (2,000,000 at January 29, 1995) 117,694 shares
     outstanding (483,780 at January 29, 1995) at stated value
     (liquidation preference $67.50 per share)........................       7,523          10,455
  Common stock, $.001 par value; 8,333,333 shares authorized
     (25,000,000 at January 29, 1995), 4,120,810 shares outstanding
     (11,054,953 at January 29, 1995).................................           4              11
  Capital in excess of par value......................................      27,419          24,480
  Accumulated deficit.................................................     (20,961)        (12,246)
                                                                          --------        --------
          Total stockholders' equity..................................      13,985          22,700
                                                                          --------        --------
                                                                         $  46,866       $  53,750
                                                                          ========        ========


                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                      FISCAL YEARS ENDED
                                                         ---------------------------------------------
                                                         JANUARY 28,     DECEMBER 31,     DECEMBER 31,
                                                            1996             1994             1993
                                                         -----------     ------------     ------------
Net furniture sales....................................   $ 122,319        $116,471         $ 96,984
Cost of sales..........................................      59,852          53,522           46,192
                                                           --------        --------          -------
Gross profit...........................................      62,467          62,949           50,792
Operating expenses:
  Selling..............................................      60,257          53,460           48,330
  General and administrative...........................      10,578          10,867            9,574
  Amortization of goodwill.............................       1,020           1,020              740
                                                           --------        --------          -------
                                                             71,855          65,347           58,644
                                                           --------        --------          -------
Loss from operations...................................      (9,388)         (2,398)          (7,852)
Gain from sale of Mr. Coffee stock.....................          --          12,115               --
Equity in earnings of Mr. Coffee.......................          --             316            1,208
Interest expense.......................................        (721)         (2,140)          (3,399)
Other income...........................................          67             109              292
                                                           --------        --------          -------
Income (loss) before income taxes and extraordinary
  item.................................................     (10,042)          8,002           (9,751)
Provision (benefit) for income taxes...................      (1,327)          2,171               --
                                                           --------        --------          -------
Income (loss) before extraordinary item................      (8,715)          5,831           (9,751)
Extraordinary loss from debt retirement, net of income
  tax benefit of $291 in 1994 and $144 in 1993.........          --            (436)            (221)
                                                           --------        --------          -------
Net income (loss)......................................   $  (8,715)       $  5,395         $ (9,972)
                                                           ========        ========          =======
Income (loss) per share:
  Income (loss) before extraordinary item..............   $   (2.21)       $   1.08         $  (3.88)
  Extraordinary loss...................................          --           (0.08)           (0.09)
                                                           --------        --------          -------
  Net income (loss)....................................   $   (2.21)       $   1.00         $  (3.97)
                                                           ========        ========          =======
Average number of common and common equivalent shares
  outstanding..........................................       3,950           5,394            2,510


                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                   CONVERTIBLE
                                 PREFERRED STOCK     COMMON STOCK     CAPITAL IN                     TOTAL
                                 ----------------   ---------------   EXCESS OF    ACCUMULATED   STOCKHOLDERS'
                                 SHARES   AMOUNT    SHARES   AMOUNT   PAR VALUE      DEFICIT        EQUITY
                                 ------   -------   ------   ------   ----------   -----------   -------------
Balance at December 31, 1992...     --    $    --    6,939    $  7     $ 15,611     $  (4,448)      $11,170
Issuance of common stock by
  subsidiary...................     --         --       --      --           50            --            50
Proceeds from issuance of
  preferred stock, net of
  expenses of $364.............    547     11,856       --      --           --            --        11,856
Purchase of warrants...........     --         --       --      --          (75)           --           (75)
Issuance of common stock
  related to exercise of stock
  options......................     --         --        8      --            8            --             8
Issuance of common stock and
  options in merger of
  subsidiary, net of expenses
  of $200......................     --         --    3,522       3        7,586            --         7,589
Net loss.......................     --         --       --      --           --        (9,972)       (9,972)
                                  ----    -------   ------     ---      -------      --------       -------
Balance at December 31, 1993...    547     11,856   10,469      10       23,180       (14,420)       20,626
Conversion of Series A
  preferred stock..............    (63)    (1,401)     636       1        1,400            --            --
Repurchase of common stock.....     --         --      (55)     --         (105)           --          (105)
Issuance of common stock
  related to exercise of stock
  options......................     --         --        5      --            5            --             5
Net income.....................     --         --       --      --           --         5,395         5,395
                                  ----    -------   ------     ---      -------      --------       -------
Balance at December 31, 1994...    484     10,455   11,055      11       24,480        (9,025)       25,921
Net loss January 1995..........     --         --       --      --           --        (3,221)       (3,221)
                                  ----    -------   ------     ---      -------      --------       -------
Balance at January 29, 1995....    484     10,455   11,055      11       24,480       (12,246)       22,700
Conversion of Series B
  preferred stock..............   (119)    (2,674)   1,190       1        2,673            --            --
Reverse stock split............   (235)        --   (8,163)     (8)           8            --            --
Conversion of Series A
  preferred stock..............    (12)      (258)      39      --          258            --            --
Net loss.......................     --         --       --      --           --        (8,715)       (8,715)
                                  ----    -------   ------     ---      -------      --------       -------
Balance at January 28, 1996....    118    $ 7,523    4,121    $  4     $ 27,419     $ (20,961)      $13,985
                                  ====    =======   ======     ===      =======      ========       =======

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                      FISCAL YEARS ENDED
                                                         ---------------------------------------------
                                                         JANUARY 28,     DECEMBER 31,     DECEMBER 31,
                                                            1996             1994             1993
                                                         -----------     ------------     ------------
Cash flows from operating activities:
  Net income (loss).....................................  $   (8,715)      $  5,395         $ (9,972)
Adjustments to reconcile net income (loss) to net cash
  used by operating activities:
  Depreciation and amortization.........................       2,760          3,501            3,189
  Deferred income taxes.................................         920           (920)              --
  Write off of leasehold interests and improvements.....         283            342               --
  Gain from sale of Mr. Coffee stock....................          --        (12,115)              --
  Equity in earnings of Mr. Coffee......................          --           (316)            (987)
  Gain from debt retirement.............................          --            727               --
  Provision for closed stores...........................          --            400               --
Change in assets and liabilities:
  Accounts receivable...................................         404            340             (828)
  Inventories...........................................       3,389         (2,567)          (3,222)
  Income tax refund receivable..........................      (1,467)            --               --
  Prepaid expenses and other assets.....................       1,210         (1,153)          (1,145)
  Accounts payable and accrued liabilities..............      (1,534)          (736)           3,883
  Customer deposits.....................................         205           (517)           1,165
  Income taxes payable..................................        (632)           742               --
                                                         -----------     ------------     ------------
          Net cash used by operating activities.........      (3,177)        (6,877)          (7,917)
                                                         -----------     ------------     ------------
Cash flows from investing activities:
  Capital expenditures..................................      (1,883)        (2,323)          (1,841)
  Proceeds from sale-leaseback..........................       1,039             --               --
  Proceeds from sale of Mr. Coffee stock................          --         23,258               --
  Purchases of leasehold interests......................          --             --           (1,790)
  Other.................................................          --             --               42
                                                         -----------     ------------     ------------
          Net cash provided (used) by investing
            activities..................................        (844)        20,935           (3,589)
                                                         -----------     ------------     ------------
Cash flows from financing activities:
  Net borrowings (payments) on short-term notes.........         (18)        (1,093)             689
  Proceeds from long-term borrowings....................     141,371            100            5,665
  Principal payments on long-term debt..................    (137,948)       (17,700)          (2,965)
  Issuance of preferred stock, net of expenses..........          --             --           10,967
  Other.................................................          --            (50)            (242)
                                                         -----------     ------------     ------------
          Net cash provided (used) by financing
            activities..................................       3,405        (18,743)          14,114
                                                         -----------     ------------     ------------
Net increase (decrease) in cash and cash equivalents....        (616)        (4,685)           2,608
Cash and cash equivalents at beginning of year..........       1,952          6,302            3,694
                                                         -----------     ------------     ------------
Cash and cash equivalents at end of year................  $    1,336       $  1,617         $  6,302
                                                           =========     ==========       ==========
Supplemental disclosures of cash flow information --
Cash paid during the year for:
  Interest..............................................  $      543       $    915         $  1,768
  Income taxes..........................................          --          2,100                5
Noncash investing and financing activities:
  Common stock and options issued in merger.............          --             --            7,789
  Conversion of preferred stock and other stock
       issuances........................................       2,932          1,401            1,081


                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     MONTH ENDED
                                                                                     JANUARY 30,
                                                                    MONTH ENDED          1994
                                                                    JANUARY 29,      ------------
                                                                        1995
                                                                    ------------     (UNAUDITED)
Net furniture sales...............................................    $  7,179         $  7,326
Cost of sales.....................................................       3,647            3,519
                                                                       -------          -------
Gross profit......................................................       3,532            3,807
Operating expenses:
  Selling.........................................................       5,446            4,935
  General and administrative......................................       1,317              913
                                                                       -------          -------
                                                                         6,763            5,848
                                                                       -------          -------
Loss from operations..............................................      (3,231)          (2,041)
Equity in earnings of Mr. Coffee..................................          --               93
Interest expense..................................................         (12)            (258)
Other income......................................................          22               21
                                                                       -------          -------
Net loss..........................................................    $ (3,221)        $ (2,185)
                                                                       =======          =======
Net loss per share................................................    $  (0.87)        $  (0.63)
Average number of common shares outstanding.......................       3,685            3,490

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     MONTH ENDED
                                                                                     JANUARY 30,
                                                                     MONTH ENDED        1994
                                                                     JANUARY 29,     -----------
                                                                        1995
                                                                     -----------     (UNAUDITED)
Cash flows from operating activities:
  Net loss.........................................................    $(3,221)        $(2,185)
Adjustments to reconcile net loss to net cash used by operating activities:
  Depreciation and amortization....................................        217             321
  Equity in earnings of Mr. Coffee.................................         --             (93)
Change in assets and liabilities:
  Accounts receivable..............................................         81            (160)
  Inventories......................................................       (759)         (1,396)
  Prepaid expenses and other assets................................       (719)           (196)
  Accounts payable and accrued liabilities.........................        343          (1,899)
  Customer deposits................................................      3,113           2,349
  Income taxes payable.............................................         --              42
                                                                       -------         -------
          Net cash used by operating activities....................       (945)         (3,217)
Cash flows from investing activities --
  Capital expenditures.............................................       (764)            (60)
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.........................      2,092              --
  Principal payments on long-term debt.............................        (48)             --
                                                                       -------         -------
          Net cash provided by financing activities................      2,044              --
Net increase (decrease) in cash and cash equivalents...............        335          (3,277)
Cash and cash equivalents at beginning of period...................      1,617           6,302
                                                                       -------         -------
Cash and cash equivalents at end of period.........................    $ 1,952         $ 3,025
                                                                       =======         =======
Supplemental disclosures of cash flow information --
  Cash paid during the period for:
     Interest......................................................    $    --         $   351
  Noncash investing and financing activities --
     Note receivable reduction in exchange for common stock and
      warrants.....................................................         --              50

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The consolidated financial statements include the accounts of Krause's Furniture, Inc., (the "Company") and its wholly owned subsidiaries, including the Company's principal subsidiary, Krause's Sofa Factory ("Krause's") and the principal subsidiary of Krause's, Castro Convertible Corporation. In April 1995 the Company changed its fiscal year from a calendar year-end to a fiscal year ending on the last Sunday of January as determined by the 52/53 retail fiscal year. The Company's 1995 fiscal year ended January 28, 1996. All significant intercompany transactions and balances have been eliminated. Certain reclassifications of previously reported financial information were made to conform to the 1995 presentation.

     On August 1, 1995 the Company effected a one-for-three reverse split of its common and preferred stock. Except for share amounts prior to August 1, 1995 appearing in the accompanying consolidated balance sheet and statement of stockholders' equity, all share and per share data in this report have been restated to reflect the reverse split.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

  Business

     Krause's manufactures made-to-order sofas, sofabeds, loveseats and chairs, and sells these products (as well as externally-sourced products) through its own chain of retail showrooms, as well as licensed dealerships. As of January 28, 1996 there were 83 company-owned showrooms in 12 states.

  Operations

     During fiscal 1995 the Company incurred an operating loss of $9,388,000, and as of January 28, 1996 the Company has a working capital deficiency of $6,878,000 and an accumulated deficit of $20,961,000. Management has identified certain initiatives and taken steps to return to profitability. Principal planned strategic objectives and initiatives include a downsizing of showroom size to reduce occupancy expenses, upgrading and remodeling showrooms to provide a more appealing setting for customers, remerchandising, refocusing and reducing advertising expenditures, improving manufacturing processes, and a corporate expense reduction with tight budgeting controls. Some of these initiatives can be undertaken presently while others will require capital expenditures and, therefore, additional financing.

     To provide necessary financing for current operations as well as to begin to obtain necessary funding for the capital expenditures contemplated by management's strategic initiatives, the Company has amended the terms of the credit agreement for its revolving credit notes to modify the covenants and conditions, extend the expiration date of the credit facility to January 1998, and provide, subject to obtaining certain additional junior debt or equity financing, additional borrowing availability (Note 4). Additionally, the Company has received a commitment from an investor that will assure it of receiving at least $2 million from a planned convertible debt offering during the fiscal year ending January 1997. As a result, management believes the Company has sufficient sources of financing to continue operations throughout fiscal 1996. However, the Company will need to obtain further financing to implement all of the strategic objectives and initiatives contemplated by the strategic plan. The Company's long-term success is dependent upon its ability to obtain necessary financing, the successful execution of management's strategic plan and, ultimately, the achievement of sustained profitable operations.

                            KRAUSE'S FURNITURE, INC.

  Cash and cash equivalents

     Cash and cash equivalents include U.S. Treasury bills, government agency securities and commercial paper with original maturities of less than three months, carried at cost, which approximates fair market value.

  Fair values of financial instruments

     Fair values of cash and cash equivalents approximate cost due to the short period of time to maturity. The fair value of the secured revolving credit note is based on borrowing rates currently available to the Company for loans with similar terms or maturity and approximates the carrying amount reflected in the accompanying consolidated financial statements.

  Inventories

     Inventories are carried at the lower of cost or market using the first-in, first-out method and are comprised of the following:

                                                                    JANUARY 28,     JANUARY 29,
                                                                       1996            1995
                                                                    -----------     -----------
                                                                          (IN THOUSANDS)
    Finished goods................................................    $12,345         $13,161
    Work in progress..............................................        297             479
    Raw materials.................................................      1,985           4,376
                                                                      -------         -------
                                                                      $14,627         $18,016
                                                                      =======         =======

  Showroom pre-opening expenses

     Showroom pre-opening expenses are capitalized and amortized over periods ranging from 12 to 24 months subsequent to opening of the unit. Pre-opening expenses are included in prepaid expenses and were $113,000 and $398,000 at January 28, 1996 and January 29, 1995, respectively.

  Closed store expenses

     Future expenses, such as rent and real estate taxes, net of estimated sublease recovery, relating to closed showrooms are charged to operations upon a formal decision to close the showroom.

  Property, equipment and leasehold improvements

     Property, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to five years. Leasehold improvements are amortized on a straight line basis

                            KRAUSE'S FURNITURE, INC.

over the shorter of the estimated useful life or the term of the lease. Property, equipment and leasehold improvements are summarized as follows:

                                                                    JANUARY 28,     JANUARY 29,
                                                                       1996            1995
                                                                    -----------     -----------
    Leasehold improvements........................................    $ 8,985         $ 7,862
    Construction in progress......................................        214             493
    Machinery and equipment.......................................      2,855           2,738
    Office and store furniture....................................        923             931
                                                                      -------         -------
                                                                       12,977          12,024
    Less accumulated depreciation and amortization................     (6,239)         (5,505)
                                                                      -------         -------
                                                                      $ 6,738         $ 6,519
                                                                      =======         =======


     During late 1994 and early 1995 the Company constructed a showroom in Dallas, Texas on leased land. The building was sold in May 1995 for $1,039,000 to an unrelated party and leased back for a period of 250 months. The sale resulted in a gain of $364,000, which was deferred and is being amortized over the term of the lease.


  Goodwill

     Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is being amortized on a straight-line basis over 20 years (Note 2). Accumulated amortization amounted to $3,920,000 as of January 28, 1996 and $2,900,000 as of January 29, 1995.

     Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based upon its analysis, management believes that no impairment of the carrying value of its long-lived assets inclusive of goodwill exists at January 28, 1996. The Company's analysis at January 28, 1996 is based on an estimate of future undiscounted cash flows using forecasts contained in the Company's operating plan. Should the results of the operating plan not be achieved, future analyses may indicate insufficient future undiscounted net cash flows to recover the carrying value of the Company's long-lived assets, in which case the carrying value of such assets should be written down to fair value if lower than the carrying value. The Company would then be required to make a determination of the fair value of its long-lived assets. Management is unable to predict whether any write-down would be required in such circumstances. The Company's historical results of operations and its cash flows in fiscal years 1995, 1994, and 1993 indicate that it is at least reasonably possible that such circumstances could arise in the fiscal year 1996.

  Leasehold interests

     Leasehold interests represent the present value of the excess of fair market value lease rates on certain retail facility leases as compared to the stated lease rates contained in the leases as determined at the date the leases were acquired. Amortization of leasehold interests is on a straight-line basis over the remaining lease terms. Accumulated amortization amounted to $1,493,000 as of January 28, 1996 and $1,224,000 as of January 29, 1995.

  Revenue recognition

     Sales are recorded when goods are delivered to the customer. The Company provides for estimated customer returns and allowances by reducing sales or by a charge to operations, as appropriate, in the period of the sale.

                            KRAUSE'S FURNITURE, INC.

  Advertising expenses

     Advertising costs, which are principally newspaper printads, mail inserts and radio spots, are charged to expense as incurred. Advertising expenses in the fiscal years ended January 28, 1996, December 31, 1994, and December 31, 1993 were $11,181,000, $10,029,000 and $8,628,000, respectively.

  Warranty costs

     Estimated amounts for future warranty obligations for furniture sold are charged to operations in the year the products are sold.

  Income taxes

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes." Under FAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of FAS 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at a tax rate in effect in the year the difference originated.

     As permitted by FAS 109, the Company has elected not to restate the financial statements of any prior years. The effect of the change on income taxes for the year ended December 31, 1993 and the cumulative effect of the change were not material.

  Income (loss) per share

     Income (loss) per share amounts for 1994 were computed based on the weighted average number of common and common equivalent shares outstanding. Common equivalent shares arise from dilutive stock options and warrants and convertibility of preferred stock into common stock. Loss per share for 1995 and 1993 were computed based on the weighted average number of common shares outstanding during each period since common stock equivalents were antidilutive. If the conversions of preferred stock during the year ended January 28, 1996 had occurred at the beginning of the year, the net loss per share for the fiscal year 1995 would have been $2.11.

  Stock option plans

     The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25"), and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company follows the practice of recording amounts received upon the exercise of options by crediting common stock and additional capital. The Company realizes an income tax benefit from the exercise or early disposition of certain stock options. This benefit results in a decrease in current income taxes payable and an increase in additional capital.

  Credit risk

     Finance options are offered to consumers through non-affiliated third parties, at no material risk to the Company. Non-financed retail consumer receivables are collected during the normal course of operations. There is no significant concentration of credit risk and credit losses have been minimal.

                            KRAUSE'S FURNITURE, INC.

2. ACQUISITION OF KRAUSE'S SOFA FACTORY

     On April 29, 1991, the Company acquired a controlling interest in the outstanding common stock of Krause's, a manufacturer and retailer of made-to-order upholstered furniture, for a cash investment of $6,143,000. This acquisition was accounted for by the purchase method and the results of operations of Krause's have been consolidated since the date of acquisition. The initial purchase of Krause's resulted in $12,354,000 of excess of purchase price over the fair value of net assets acquired, which was equal to the purchase price plus Krause's stockholders' deficit at acquisition. Since Krause's did not have positive stockholders' equity, no income or loss has been allocated to minority interest in the consolidated statement of operations.

     Effective October 31, 1993, Krause's became a wholly owned subsidiary of the Company through a merger accomplished by an exchange of stock. The minority shareholders of Krause's each received three and twenty- four one-hundredths (3.24) shares of the Company's common stock for each share of Krause's capital stock held by them. A total of 3,522,506 shares were issued to the Krause's minority shareholders in the transaction. This acquisition resulted in $6,892,000 of excess purchase price over the fair value of net assets acquired, which was equal to the purchase price.

     The following summary presents the unaudited pro forma results of operations of the Company for the year ended December 31, 1993 as if the acquisition of Krause's had taken place on January 1, 1993. The summary does not necessarily reflect the results of operations as they would have been if the Company and Krause's constituted a single entity during the year (in thousands, except per share amount).

                                                                                  1993
                                                                                --------
    Revenues from continuing operations.......................................  $ 97,276
                                                                                ========
    Loss from continuing operations...........................................  $(10,076)
    Extraordinary loss........................................................      (221)
                                                                                --------
    Net loss..................................................................  $(10,297)
                                                                                ========
    Net loss per share........................................................  $  (2.94)
                                                                                ========

3. INVESTMENT -- MR. COFFEE, INC.

     On August 17, 1994 the Company sold all of its Mr. Coffee common stock (1,500,548 shares) for $15.50 per share for a total cash consideration of $23,258,000. The sale was completed pursuant to a merger of Mr. Coffee with Health o meter Products, Inc. and resulted in a pre-tax gain to the Company of $12,115,000 as reported in the consolidated statement of operations. Since the Company and Mr. Coffee had certain members of the Board of Directors in common, the investment in Mr. Coffee was accounted for on the equity method.

     Summarized below (in thousands, except per share amount) is certain financial information of Mr. Coffee for the fiscal year ended December 1993:

    Net sales.................................................................  $175,045
    Operating income..........................................................    14,625
    Interest expense..........................................................     2,782
    Extraordinary loss........................................................     1,224
    Net income applicable to common...........................................     5,453
    Net income per share......................................................       .66

     In connection with a refinancing in 1993 Mr. Coffee wrote off certain unamortized deferred financing costs and discounts resulting in an extraordinary loss after tax of $1,224,000. The Company's equity share of

                            KRAUSE'S FURNITURE, INC.

such loss of $221,000 has been recorded as an extraordinary loss in the 1993 consolidated statement of operations.

4. NOTES PAYABLE

     Notes payable consists of the following:

                                                                    JANUARY 28,     JANUARY 29,
                                                                       1996            1995
                                                                    -----------     -----------
                                                                          (IN THOUSANDS)
    Secured revolving credit notes................................    $ 5,515         $ 2,092
    Other notes...................................................         88             106
                                                                       ------          ------
                                                                        5,603           2,198
    Less current portion..........................................         19              17
                                                                       ------          ------
                                                                      $ 5,584         $ 2,181
                                                                       ======          ======

     The secured revolving credit notes were issued under a two-year revolving credit arrangement entered into with a financial institution on January 28, 1995. The credit agreement provides for revolving loans of up to $10 million based on the value of inventories. As of January 28, 1996, borrowing under the revolving credit facility was limited to approximately $6.9 million as defined in the agreement. Substantially all of Krause's assets are pledged as collateral for the loans which are guaranteed by the Company. Interest on the loans is payable monthly at the rate of 1.5% in excess of the prime rate (8.5% at January 28, 1996).

     Krause's is required to satisfy certain financial covenants for working capital and stockholders' equity. As of January 28, 1996 the Company did not comply with these covenants. On May 10, 1996 the Company's revolving credit agreement was amended to provide for a waiver by the lender of the technical noncompliance with financial covenants and to amend those covenants, to extend the credit agreement to January 1998 and to provide, subject to the Company obtaining certain additional equity financing, for additional borrowing availability under the revolving credit facility (Note 1).

5. INCOME TAXES

     The provision (benefit) for income taxes consists of:

                                                                        FIDCAL YEAR ENDED
                                                                  ------------------------------
                                                                  JANUARY 28,      DECEMBER 31,
                                                                      1996             1994
                                                                  ------------     -------------
                                                                          (IN THOUSANDS)
    Current:
      Federal...................................................    $ (2,247)         $ 2,413
      State.....................................................          --              678
                                                                     -------           ------
                                                                      (2,247)           3,091
    Deferred (Federal)..........................................         920             (920)
                                                                     -------           ------
                                                                    $ (1,327)         $ 2,171
                                                                     =======           ======

                            KRAUSE'S FURNITURE, INC.

     The provision for income taxes differs from the amounts computed by applying the federal statutory rate of 34% to income (loss) before income taxes, as follows:

                                                                 FISCAL YEAR ENDED
                                                        -----------------------------------
                                                                            DECEMBER 31,
                                                        JANUARY 28,      ------------------
                                                            1996          1994       1993
                                                        ------------     ------     -------
                                                                  (IN THOUSANDS)
    Tax at federal statutory rate.....................    $ (3,414)      $2,721     $(3,726)
    Goodwill amortization.............................         346          350         252
    Adjustment of valuation allowance.................       2,144         (920)         --
    Benefit of net operating loss carryforwards.......          --         (752)         --
    State income tax, net of federal benefit..........          --          630          --
    Losses for which no tax benefits are currently
      recognizable....................................          --           --       3,474
    Other.............................................        (403)         142          --
                                                           -------       ------     -------
                                                          $ (1,327)      $2,171     $    --
                                                           =======       ======     =======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                            JANUARY 28,      JANUARY 29,
                                                                1996             1995
                                                            ------------     ------------
    Deferred tax liabilities..............................    $    200         $    215
    Deferred tax assets:
      Net operating loss carryforwards....................       7,510            5,425
      Reserves and accruals not currently deductible for
         tax purposes.....................................         900            1,362
      Deferred gain on asset sales........................          --              297
      Other...............................................         100              217
                                                               -------          -------
      Total deferred tax assets...........................       8,510            7,301
    Valuation allowance for deferred tax assets...........      (8,310)          (6,166)
                                                               -------          -------
      Net deferred tax assets.............................         200            1,135
                                                               -------          -------
      Net deferred tax....................................    $     --         $    920
                                                               =======          =======

     The change in the valuation allowance was a net increase of $2,144,000 for the fiscal year ended January 28, 1996, a net decrease of $485,000 for 1994 and a net increase of $3,400,000 for 1993. The valuation allowance was increased since the realization of net deferred tax assets is uncertain.

     As of January 28, 1996 the Company has federal net operating loss carryforwards of approximately $18 million which begin to expire in 2003, if not utilized. In addition, the Company had state net operating loss carryforwards of approximately $11.5 million which begin to expire in the year 1997, if not utilized. As a result of various equity transactions, the Company and its subsidiaries have experienced changes of ownership as defined in the Internal Revenue Code. As a result of these ownership changes and other provisions of the Internal Revenue Code, utilization of these net operating loss carryforwards is limited to the future income of Krause's and is further limited to approximately $1 million per year.

6. STOCKHOLDERS' EQUITY

     At January 28, 1996 there were outstanding warrants to purchase 199,480 shares of the Company's common stock at prices from $3.18 to $15.00 per share, which prices were not less than the market value of common stock on the dates the warrants were issued. The warrants expire between April 1996 and June 2005.

                            KRAUSE'S FURNITURE, INC.

     In late 1993 the Company sold, principally to related parties in private placements, a total of 182,451 shares of preferred stock for gross proceeds of $12,219,707. Of the preferred shares issued, 142,784 shares were Series A and 39,667 shares were Series B. In 1994 21,191 shares of Series A preferred stock were converted into 211,907 shares of common stock. In 1995 3,899 shares of Series A and 39,667 shares of Series B preferred stock were converted into 38,994 and 396,667 shares of common stock, respectively. At January 28, 1996 there were 117,694 shares of Series A preferred stock issued and outstanding.

     Each share of Series A preferred stock is convertible into 10 shares of common stock, has a liquidation value of $67.50 per share and has voting rights equal to the equivalent number of shares of common stock into which it would from time to time be convertible. The preferred stock has dividend rights to the extent dividends are paid on common stock.

     At January 28, 1996 the Company had 1,376,420 shares of common stock reserved for issuance upon exercise of outstanding warrants and for conversion of outstanding preferred stock.

7. STOCK OPTION PLANS

     The Company has stock option plans for employees and directors. Options granted under the plans have exercise prices equal to the fair market value of the common stock on the date of grant.

     Option grants under the employee stock option plan are made at the discretion of the Compensation Committee of the Board of Directors and 83,333 shares of common stock have been reserved for issuance under the plan. Options granted under the directors plan are exercisable after nine months from the date of the grant. Under the directors plan, 66,667 shares of common stock are reserved for issuance. Employee and director options generally have a term of 10 years and vest over one to five years.

     In connection with the merger of the Company and Krause's (Note 2) employees of Krause's received the right to purchase, upon exercise of their outstanding Krause's stock options, an aggregate of 172,800 shares of the Company's common stock at an exercise price of $4.62 per share. The difference between the fair value of the Company's common stock and the option exercise price resulted in additional acquisition cost of $303,264. Also on November 1, 1993, certain Krause's employees were granted options for the right to purchase 131,220 shares of the Company's common stock at $6.375 per share, the market price of common stock at time of grant. These options are exercisable at various times through 1999 and expire December 1, 2000.

     The following table reflects exercise prices and activity under all stock option plans from January 1, 1993 through January 28, 1996.

                                                                                PRICE RANGE
                                                                 NUMBER OF       OF SHARES
                                                                  OPTIONS      UNDER OPTION
                                                                 ---------     -------------
      Outstanding December 31, 1994............................    359,843     $3.09 - $8.34
      Granted..................................................    140,828     $2.16 - $6.48
      Forfeited................................................   (140,298)    $3.09 - $6.38
                                                                  --------
      Outstanding January 28, 1996.............................    360,373     $2.16 - $8.34
                                                                  ========

     As of January 28, 1996, under all options and option plans, a total of 449,854 shares of common stock are reserved for future issuance, options to purchase 360,373 shares of common stock were outstanding, options to purchase 236,642 shares were exercisable and options for 89,481 shares were available for future grants.

8. RETIREMENT PLAN

     Krause's has a 401(k) retirement plan (effective January 1, 1994) to which eligible employees may contribute up to 18% of their annual earnings. At its discretion Krause's matches employees' contributions.

                            KRAUSE'S FURNITURE, INC.

During the fiscal years ended January 28, 1996 and December 31, 1994, Krause's matched employee contributions up to $75 and $50 per participant, respectively, which amounted to a total of $7,500 and $10,000, respectively.

9. COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries lease production, office and retail facilities and equipment under operating leases. Lease terms range from three to 25 years and most leases contain renewal options and certain leases contain purchase options. Krause's administrative offices and manufacturing facilities lease has a remaining term of 13 years with four five-year options. Retail showrooms are all leased with rents either fixed or with fixed minimums coupled with contingent rents based on the Consumer Price Index or a percentage of sales. Certain facilities were leased from a director of the Company and the director's family. Commitments as of January 28, 1996 under operating leases require approximate future minimum annual rental payments as follows:

                                                         RELATED
                          FISCAL YEAR                    PARTIES      OTHER       TOTAL
        -----------------------------------------------  -------     -------     -------
                                                                 (IN THOUSANDS)
        1996...........................................  $   858     $14,349     $15,207
        1997...........................................      857      13,247      14,104
        1998...........................................      857      11,874      12,731
        1999...........................................      735      10,138      10,873
        2000...........................................      710       8,014       8,724
        Thereafter.....................................      701      29,350      30,051
                                                          ------     -------     -------
                                                         $ 4,718     $86,972     $91,690
                                                          ======     =======     =======

     Total rent expense under all operating leases was approximately $15,631,000, $14,965,000, and $15,031,000 for the fiscal years ended January 28,
1996, December 31, 1994 and December 31, 1993, respectively, including $802,000, $846,000 and $1,166,000, respectively, to related parties.

     During 1994 Krause's negotiated a restructuring of its administrative offices and manufacturing facilities lease resulting in a lower rental rate and the addition of a purchase option. In connection with the restructuring a bank issued, on behalf of Krause's, a $1,000,000 letter of credit to the landlord. This letter of credit is supported by a bank certificate of deposit in the same amount which is included in other assets in the consolidated balance sheet.

     The Company and its subsidiaries are also parties to various legal actions and proceedings incident to normal business activity. Management believes that any liability in the event of final adverse determination of any of these matters would not be material to the Company's financial position, liquidity or results of operations.

10. OTHER RELATED PARTY TRANSACTIONS

     The Company has an agreement with an affiliate (Permal Capital Management, Inc.) to provide executive management, financial consulting and other services to the Company (the Company's Vice Chairman and Chief Executive Officer is President of Permal Capital Management, Inc.). Charges for services under this agreement were $100,000 in the fiscal year ended January 28, 1996 and $200,000 in each of 1994 and 1993. In 1993 Permal Capital Management, Inc. also received $200,000 cash, 2,370 shares (at $67.50 per share) of the Company's Series A preferred stock and warrants to purchase 16,667 shares of the Company's common stock (at $7.13 per share) for services in connection with the Company's private placement of $12,220,000 of preferred stock (Note 6).

                            KRAUSE'S FURNITURE, INC.

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                    OCTOBER 27,
                                                                                       1996
                                                                                    -----------
                                            ASSETS
Current assets:
  Cash and cash equivalents.......................................................   $   6,341
  Accounts receivable, net of allowance for doubtful accounts of $318.............         735
  Inventories.....................................................................      12,621
  Prepaid expenses................................................................         642
                                                                                      --------
          Total current assets....................................................      20,339
Property, equipment, and leasehold improvements, net..............................       6,515
Goodwill, net.....................................................................      15,641
Leasehold interest, net...........................................................       1,582
Other assets......................................................................       3,325
                                                                                      --------
                                                                                     $  47,402
                                                                                      ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................................   $   9,011
  Accrued payroll and related expenses............................................       1,593
  Other accrued liabilities.......................................................       6,577
  Customer deposits...............................................................       6,364
  Current portion of notes payable................................................           8
  Income taxes payable............................................................         582
                                                                                      --------
          Total current liabilities...............................................      24,135
Long-term liabilities:
  Notes payable...................................................................       5,260
  Other liabilities...............................................................       1,742
                                                                                      --------
          Total long-term liabilities.............................................       7,002
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock, $.001 par value; 666,667 shares authorized,
     no shares outstanding........................................................          --
  Common stock, $.001 par value; 35,000,000 shares authorized,
     19,020,539 shares outstanding................................................          19
  Capital in excess of par value..................................................      49,581
  Accumulated deficit.............................................................     (33,335)
                                                                                      --------
          Total stockholders' equity..............................................      16,265
                                                                                      --------
                                                                                     $  47,402
                                                                                      ========


                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          THIRTY-NINE WEEKS ENDED
                                                                        ---------------------------
                                                                        OCTOBER 27,     OCTOBER 29,
                                                                           1996            1995
                                                                        -----------     -----------
Net furniture sales...................................................   $  82,738        $92,465
Cost of sales.........................................................      42,364         44,620
                                                                          --------        -------
Gross profit..........................................................      40,374         47,845
                                                                          --------        -------
Operating expenses:
  Selling.............................................................      43,556         44,532
  General and administrative..........................................       7,852          8,094
  Amortization of goodwill............................................         765            764
                                                                          --------        -------
                                                                            52,173         53,390
                                                                          --------        -------
Loss from operations..................................................     (11,799)        (5,545)
Interest expense......................................................        (782)          (528)
Other income..........................................................         207            259
                                                                          --------        -------
Loss before income taxes..............................................     (12,374)        (5,814)
Income tax benefit....................................................          --         (1,327)
                                                                          --------        -------
Net loss..............................................................   $ (12,374)       $(4,487)
                                                                          ========        =======
Net loss per share....................................................   $   (1.62)       $ (1.15)
                                                                          ========        =======
Average number of common shares outstanding...........................       7,661          3,905

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                   CONVERTIBLE                         CAPITAL
                                 PREFERRED STOCK     COMMON STOCK        IN                         TOTAL
                                 ----------------   ---------------   EXCESS OF   ACCUMULATED   STOCKHOLDERS'
                                 SHARES   AMOUNT    SHARES   AMOUNT   PAR VALUE     DEFICIT        EQUITY
                                 ------   -------   ------   ------   ---------   -----------   -------------
Balance January 28, 1996.......    118    $ 7,523    4,121    $  4     $27,419     $ (20,961)     $  13,985
Conversion of Series A
  preferred stock..............   (118)    (7,523)   1,177       1       7,522            --             --
Exchange of notes payable and
  related interest for common
  stock........................     --         --    3,066       3       3,063            --          3,066
Issuance of common stock for
  cash, net of expenses of
  $448.........................     --         --   10,669      11      10,210            --         10,221
Issuance of common stock
  purchase warrant.............     --         --       --      --       1,400            --          1,400
Repurchase of common stock.....     --         --      (12)     --         (33)           --            (33)
Net loss.......................     --         --       --      --          --       (12,374)       (12,374)
                                 ------    ------   ------   ---- --  -------- -  ---------- -  ---------- ---
Balance October 27, 1996.......     --    $    --   19,021    $ 19     $49,581     $ (33,335)     $  16,265
                                 ======    ======   ======   ======   =========   ===========   =============

                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                         THIRTY-NINE WEEKS ENDED
                                                                      -----------------------------
                                                                      OCTOBER 27,      OCTOBER 29,
                                                                          1996             1995
                                                                      ------------     ------------
Cash flows from operating activities:
  Net loss..........................................................   $  (12,374)      $   (4,487)
Adjustments to reconcile net loss to net cash used by operating activities:

  Depreciation and amortization.....................................        1,853            1,851
  Change in assets and liabilities:
     Accounts receivable............................................           51              315
     Deferred income taxes..........................................           --              920
     Income tax refund receivable...................................        1,467           (1,503)
     Inventories....................................................        2,006            2,657
     Prepaid expenses and other assets..............................         (291)             581
     Accounts payable and accrued liabilities.......................         (650)            (595)
     Customer deposits..............................................         (650)            (399)
     Income taxes payable...........................................            7             (632)
                                                                        ---------         --------
          Net cash used by operating activities.....................       (8,581)          (1,292)
                                                                        ---------         --------
Cash flows from investing activities:
  Capital expenditures..............................................         (563)            (955)
                                                                        ---------         --------
          Net cash used by investing activities.....................         (563)            (955)
                                                                        ---------         --------
Cash flows from financing activities:
  Proceeds from revolving credit borrowings.........................       97,053          105,935
  Payments on revolving credit......................................     (101,028)        (103,883)
  Proceeds from issuance of subordinated note.......................        5,000               --
  Proceeds from issuance of notes...................................        2,950               --
  Net proceeds from issuance of common stock........................       10,221               --
  Other.............................................................          (47)             (13)
                                                                        ---------         --------
          Net cash provided by financing activities.................       14,149            2,039
                                                                        ---------         --------
Net increase (decrease) in cash and cash equivalents................        5,005             (208)
Cash and cash equivalents at beginning of period....................        1,336            1,952
                                                                        ---------         --------
Cash and cash equivalents at end of period..........................   $    6,341       $    1,744
                                                                        =========         ========
Supplemental disclosures of cash flow information
Cash paid during the period for:
  Interest..........................................................   $      431       $      248
  Income taxes......................................................           --              200
Noncash investing and financing activities
  Preferred stock converted into common stock.......................        7,523            2,674
  Exchange of notes payable and related accrued interest for common
     stock..........................................................        3,066               --
  Issuance of common stock purchase warrant.........................        1,400               --


                            See accompanying notes.

                            KRAUSE'S FURNITURE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     1. The accompanying consolidated financial statements of Krause's Furniture, Inc. (the "Company") and its wholly owned subsidiaries, including the Company's principal subsidiary, Krause's Sofa Factory ("Krause's"), have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments which are, in the opinion of management, necessary for a fair presentation for the periods reported. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules or regulations, although management believes that the disclosures made are adequate to make the information presented not misleading.

     These financial statements should be read in conjunction with the consolidated financial statements and the notes thereto for the year ended January 28, 1996 included elsewhere herein. The results of operations for the thirty-nine weeks ended October 27, 1996 are not necessarily indicative of results to be expected in future periods.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. Actual results could differ from those estimates.


     2. On August 26, 1996 and September 10, 1996 the Company completed transactions with investors in which the Company received cash proceeds of $15,669,000 from financings through issuances of $10,669,000 of common stock, at $1 per share, and a $5 million subordinated note with a warrant to purchase 1,400,000 shares of common stock at $.001 per share. In addition $950,000 of convertible notes and $2,000,000 of demand notes (issued between May 13, 1996 and July 2, 1996 to related parties) together with accrued interest of $116,251 were exchanged for 3,066,251 shares of common stock and outstanding Series A preferred stock was converted into 1,176,950 shares of common stock.


     The proceeds from these transactions allow the Company to accelerate its strategic objectives and initiatives including downsizing showroom square footage to reduce occupancy expenses, upgrading and remodeling showrooms to provide a more appealing setting for customers, remerchandising, refocusing advertising expenditures, improving manufacturing processes, and reducing corporate expenses. These objectives and initiatives are expected to contribute significantly to reducing losses and ultimately returning the Company to profitability. The Company's long-term success is dependent upon its ability to successfully execute management's strategic plan and, ultimately, to achieve sustained profitable operations.

     3. Inventories are carried at the lower of cost or market using the first-in, first-out method and are comprised of the following:

                                                                              OCTOBER 27,
                                                                                 1996
                                                                              -----------
    Finished goods..........................................................  $ 9,653,000
    Work-in-process.........................................................      368,000
    Raw materials...........................................................    2,600,000
                                                                              -----------
                                                                              $12,621,000
                                                                              ===========

                            KRAUSE'S FURNITURE, INC.

     4. Notes payable consist of the following:

                                                                              OCTOBER 27,
                                                                                 1996
                                                                              -----------
    Secured revolving credit notes..........................................  $ 1,540,000
    Subordinated note.......................................................    5,000,000
    Unamortized debt discount, net of accumulated amortization of $54,000...   (1,346,000)
    Other notes.............................................................       74,000
                                                                              -----------
                                                                                5,268,000
    Less current portion....................................................        8,000
                                                                              -----------
                                                                              $ 5,260,000
                                                                              ===========

     The secured revolving credit notes were issued under a revolving credit facility with a financial institution that expires in January 2000. Borrowings under the revolving credit facility are based on the value of eligible inventory, as defined, and as of October 27, 1996 were limited to approximately $6.8 million. Interest on the loans as of October 27, 1996 was payable monthly at the rate of 1% in excess of the prime rate (8.25%). Substantially all of Krause's assets are pledged as collateral for the notes.

     The subordinated note was issued August 26, 1996 (Note 2) and bears interest at 10% per annum, payable in additional subordinated notes for the first two years. Semiannual mandatory redemptions of $1,015,336 are required beginning February 28, 1999 through final maturity on August 31, 2001. The subordinated note was issued with a warrant to purchase 1,400,000 shares of common stock at $.001 per share at any time through August 31, 2006. The fair value of the warrant of $1,400,000 was reflected in the consolidated financial statements as a discount on the subordinated note and an increase in capital in excess of par value. This discount is being amortized to interest expense using the effective interest method over the term of the subordinated note.

     5. Net loss per share amounts were computed based on the weighted average number of common shares outstanding during the periods reported. Common equivalent shares are not included in the computation since such share equivalents are antidilutive.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC Registration fee and the NASD fees.


    SEC Registration Fees.....................................................  $  2,000
    Legal Fees and Expenses...................................................  $ 50,000
    Accounting Fees and Expenses..............................................  $ 35,000
    NASD Fees.................................................................  $      0
    Blue Sky Fees and Expenses (Including Legal Fees).........................  $ 10,000
    Printing and Engraving Fees...............................................  $ 20,000
              Total...........................................................  $117,000


ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants each corporation organized thereunder, such as the Registrant, the power to indemnify its directors and officers against liabilities for officers of the Registrant to the fullest extent permitted by applicable law.
Section 102(a)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Registrant, eliminating or limiting, with certain exceptions, the personal liability of a director of the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Registrant's Certificate of Incorporation eliminates the liability of each of its directors to its stockholders or to the Registrant itself for monetary damages for breach of fiduciary duty as a director, to the extent permitted by the DGCL. The foregoing statements are subject to the detailed provisions of Section 102(a)(7) of the DGCL and the Certificate of Incorporation of Registrant, as applicable. The Registrant maintains a directors and officers liability and reimbursement insurance policy intended to reimburse the Registrant for any payments made by it pursuant to its indemnification obligations.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     1. Within the past three years the Company sold an aggregate of 1,667 shares of Common Stock to one employee for consideration in the aggregate amount of $5,150 pursuant to the Company's 1990 Employees Stock Option Plan.

     2. From May 13, 1996, through June 19, 1996, the Company sold an aggregate principal amount of $950,000 of its Series 1996-I and Series 1996-II Convertible Promissory Notes to certain directors, officers and 5% stockholders of the Company and parties related to them. In connection with the GECC financing, the holders of the Notes converted the principal amount and accrued interest due under the Notes into an aggregate of 970,140 shares of Common Stock at a conversion price of $1.00 per share. The purchasers of these Notes are as follows:

                                               SERIES                                 NO. OF SHARES
                                               1996-I      SERIES 1996-II   ACCRUED     RECEIVED
                     NAME                    NOTE AMOUNT    NOTE AMOUNT     INTEREST UPON CONVERSION
    ---------------------------------------  -----------   --------------   ------   ---------------
    The Vulture Fund, Ltd..................                   $ 50,000      $1,472        51,472
    Jean R. Perrette.......................   $ 250,000                     $5,278       255,278
    Permal Capital Management, Inc.........   $  50,000                     $1,056        51,056
    Isaac Robert Souede....................   $ 250,000                     $5,278       255,278
    Thomas M. DeLitto......................   $  25,000                     $  528        25,528
    ATCO Development, Inc..................   $ 150,000                     $3,167       153,167
    Robert G. Sharpe.......................   $  25,000                     $  528        25,528
    United Gulf Bank (B.S.C.) E.C..........                   $150,000      $2,833       152,833

     3. On May 21, 1996, the Company issued its Demand Promissory Note in the principal amount of $1,500,000 to Edson Investments, Inc. ("Edson"). On July 2, 1996, the Company issued a second Demand Promissory Note in the principal amount of $500,000 to Edson. In connection with the GECC financing, Edson acquired 2,096,111 shares of Common Stock at a price of $1.00 per share in consideration for its cancellation of the Company's obligation to repay the principal and accrued interest of $96,111 owed under these Notes.

     4. On August 26, 1996, and September 10, 1996, the Company completed a private placement of 10,669,000 shares of Common Stock to 55 investors, some of whom are related to each other, at the price of $1.00 per share. In addition, the Company issued its subordinated note in the aggregate principal amount of $5,000,000 and a warrant to purchase 1,400,000 additional shares of Common Stock at a purchase price of $.001 per share to General Electric Capital Corporation. The purchasers of shares in this private placement and the number of shares purchased are as follows:


                                                                   NO. OF SHARES   NO. OF SHARES
                                NAME                                ON 8/26/96      ON 9/10/96
    -------------------------------------------------------------  -------------   -------------
    General Electric Capital Corporation.........................    5,000,000
    Permal Noscal Ltd. ..........................................      405,000
    Zaxis Partners, L.P. ........................................       40,000
    Sidney Kimmel................................................       50,000
    Pollat, Evans & Co., Inc. ...................................       15,000
    Quadra Appreciation Fund, Inc. ..............................        5,000
    Branagh Revocable Trust......................................        5,000
    Sanford J. Colen.............................................       20,000
    Jean R. Perrette.............................................      250,000
    Isaac Robert Souede..........................................      250,000
    Thomas M. DeLitto............................................       25,000
    C. Redington Barrett, III....................................        5,000
    Hurley & Co. ................................................       35,000
    United Gulf Bank.............................................      225,000
    ATCO Holdings Ltd. ..........................................      400,000
    ATCO Development, Inc. ......................................      100,000
    G(2) Investment Partners.....................................       60,000          30,000
    Fairmont Services Ltd. ......................................      400,000
    Carlton Securities N.V. .....................................      100,000
    Emmanual Bagdjian............................................      210,000
    Heliopolis Inc. .............................................      100,000
    T. Michael Wallace...........................................      100,000         300,000
    Gary S. Gladstein............................................      100,000         100,000
    Peter L. Rhulen..............................................      100,000
    Maureen Erin Hawley Trust I..................................      112,500
    Allison Booth Hawley Trust I.................................      112,500
    Caitlin Hale Hawley Trust I..................................      112,500
    Shannon Follen Hawley Trust I................................      112,500
    Hawley Family Trust..........................................      500,000
    Philip M. Hawley.............................................       30,000
    Dr. Philip M. Hawley, Jr. ...................................       20,000
    H.D. Investment Group, Inc. .................................                       25,000
    Morgan Adams, Inc. ..........................................                       50,000
    Theodore D. Konopisos........................................                       22,000
    William A. MacLaughlin IRA...................................                       25,000

                                                                   NO. OF SHARES   NO. OF SHARES
                                NAME                                ON 8/26/96      ON 9/10/96
    -------------------------------------------------------------    ---------       ---------
    Gregory M. Simon.............................................                       20,000
    Hugh H. Wilson, Jr. .........................................                       15,000
    Codell Holdings Ltd. ........................................                      100,000
    J. Stephen Emerson IRA.......................................                      100,000
    J. Stephen Emerson...........................................                      100,000
    Paul Marciano Trust..........................................                      100,000
    G. Tyler Runnels.............................................                       50,000
    Charles Perez................................................                      100,000
    JMG Capital Partners L.P. ...................................                       50,000
    William C. Miller, IV........................................                       25,000
    Tendencia Investments Overseas...............................                      250,000
    Lawrence S. Black............................................                       50,000
    Maureen Erin Hawley Trust II.................................                       25,000
    Allison Booth Hawley Trust II................................                       25,000
    Caitlan Hale Hawley Trust II.................................                       25,000
    Shannon Follen Hawley Trust II...............................                       25,000
    Ian and Francine Jack........................................                       10,000
    Keith and Tanya Jacobs.......................................                       10,000
    J. Richard Cordsen...........................................                       27,000
    J.D. Yates...................................................                       10,000

     Except for the issuance of the Series 1996-II Convertible Promissory Notes and the shares of Common Stock acquired upon conversion thereof described in item 2, the issuances of securities in the above-transactions were deemed to be exempt from registration under the Securities Act in reliance on Section 4.2 thereof or Regulation D promulgated thereunder as transactions not involving any public offering. The issuance of the Series 1996-II Convertible Promissory Notes and the shares of Common Stock acquired upon conversion thereof described in item 2 above, were deemed exempt from registration under the Act in reliance un Regulation S promulgated thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS


3.1      Certificate of Incorporation.(1)
3.1(a)   Certificate of Amendment of Certificate of Incorporation dated November 28, 1994.(5)
3.1(b)   Certificate of Amendment of Certificate of Incorporation dated August 1, 1995.(6)
3.1(c)   Certificate of Amendment of Certificate of Incorporation dated June 7, 1996.(7)
3.1(d)   Certificate of Amendment of Certificate of Incorporation dated August 1, 1996.(7)
3.2      By-Laws.(1)
4.1      Loan and Security Agreement dated January 20, 1995 by and between Congress Financial
         Corporation (Western) and Krause's Sofa Factory and Castro Convertible
         Corporation.(3)
4.1(a)   First Amendment to Loan and Security Agreement dated May 10, 1996 by and between
         Congress Financial Corporation (Western) and Krause's Sofa Factory and Castro
         Convertibles Corporation.(6)
4.2      Guarantee dated January 20, 1995 by Krause's Furniture, Inc. to Congress Financial
         Corporation (Western).(3)
4.5      Certificate of Designations of Preferred Stock.(4)
5        Opinion of counsel as to the legality of the Securities being registered.
10.1     1994 Directors Stock Option Plan.(5)
10.2     1990 Employees Stock Option Plan.(2)

10.3     Form of Securities Purchase Agreement between the Company and GECC dated as of
         August 26, 1996.(8)
10.4     form of $5,000,000 10% Subordinated Pay-In-Kind Note due August 31, 2001.(8)
10.5     Form of Warrant to Purchase 1,400,000 Shares of Common Stock.(8)
10.6     Form of Securities Purchase Agreement between the Company and Certain Stockholders dated as of August 26, 1996.(8)
10.7     Form of Stockholders Agreement among the Company, GECC and certain other stockholders of the Company dated as of August 26, 1996.(8)
10.8     Form of Registration Rights Agreement among the Company and GECC and certain other stockholders of the Company dated as of August 26, 1996.(8)
10.9     Employment Agreement with Philip M. Hawley.(8)
10.10    1997 Stock Incentive Plan.
11       Statement regarding computation of per share earnings.
21       Subsidiaries.
23.1     Consent of Ernst & Young LLP, Independent Auditors.
23.2     Consent of KPMG Peat Marwick LLP.
23.3     Consent of Counsel. Reference is made to Exhibit 5.1.
24       Power of Attorney. Reference is made to page II-7.


---------------
(1) Incorporated herein by reference to Exhibits to Registrant's Form S-4 dated June 19, 1992 (File No. 33-48725).

(2) Incorporated herein by reference to Exhibit 10.2 to Registrant's Form 10-K for the year ended December 31, 1990 (File No. 0-17868).

(3) Incorporated herein by reference to Exhibit to Registrant's Form 8-K dated as of January 20, 1995 (File No. 0-17868).

(4) Incorporated herein by reference to Exhibit 4.3 to Registrant's Form 8-K dated as of October 7, 1993 (File No. 0-17868).

(5) Incorporated herein by reference to Exhibit 10.1 to Registrant's Form 10-K dated as of December 31, 1994 (File No. 0-17868).

(6) Incorporated herein by reference to Exhibits to Registrant's Form 10-K dated as of January 28, 1996 (File No. 0-17868).

(7) Incorporated herein by reference to Exhibits to Registrant's Form 10-Q dated as of July 28, 1996 (File No. 0-17868).

(8) Incorporated herein by reference to Exhibits to Registrant's Form 8-K dated as of August 26, 1996 (File No. 0-17868).


     (b) FINANCIAL STATEMENT SCHEDULES.

         Report of Ernst & Young LLP, Independent Auditors
         Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (a) (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brea, County of Orange, State of California, on February 28, 1997.


                                          KRAUSE'S FURNITURE, INC.


                                          By       /s/ ROBERT A. BURTON
                                            ------------------------------------


                                               Robert A. Burton, Senior Vice
                                                        President


                                                and Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated, as of February 28, 1997.



                SIGNATURE                                          TITLE
------------------------------------------    -----------------------------------------------
/s/ PHILIP M. HAWLEY*                         Chairman of the Board and Chief Executive
  ----------------------------------------      Officer (Principal Executive Officer)
  Philip M. Hawley
/s/ ROBERT A. BURTON*                         Senior Vice President and Chief Financial
  ----------------------------------------      Officer (Principal Financial Officer and
  Robert A. Burton                              Principal Accounting Officer)
/s/ THOMAS M. DELITTO*                        Vice Chairman of the Board
  ----------------------------------------
  Thomas M. DeLitto
/s/ KAMAL G. ABDELNOUR*                       Director
  ----------------------------------------
  Kamal G. Abdelnour
/s/ JEFFREY H. COATS*                         Director
  ----------------------------------------
  Jeffrey H. Coats
/s/ PETER H. DAILEY*                          Director
  ----------------------------------------
  Peter H. Dailey
/s/ JOHN A. GAVIN*                            Director
  ----------------------------------------
  John A. Gavin
     *By        /s/ ROBERT A. BURTON
------------------------------------------
    Robert A. Burton, Attorney-in-Fact

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Krause's Furniture, Inc.

     We have audited the consolidated financial statements of Krause's Furniture, Inc., as of January 28, 1996 and January 29, 1995, and the related consolidated statements of operations for the fiscal years ended January 28, 1996, December 31, 1994 and December 31, 1993, and for the month ended January 29, 1995, and have issued our report thereon dated April 26, 1996, except for Notes 1 and 4, as to which the date is May 10, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this schedule based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/  ERNST & YOUNG LLP

Orange County, California
April 26, 1996, except for Notes 1 and 4, as to which the date is May 10, 1996

                            KRAUSE'S FURNITURE, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
      FISCAL YEAR ENDED JANUARY 28, 1996, MONTH ENDED JANUARY 29, 1995 AND
              YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993

                                                         ADDITIONS
                                                   ----------------------
                                        BALANCE    CHARGED TO    CHARGED                         BALANCE
           ALLOWANCES FOR              BEGINNING    COST AND    TO OTHER                           END
          DOUBTFUL ACCOUNTS            OF PERIOD    EXPENSES    ACCOUNTS        DEDUCTIONS(A)   OF PERIOD
-------------------------------------  ---------   ----------   ---------       -------------   ---------
1995(c)..............................  $ 616,148    $218,414    $      --         $ 543,075     $ 291,487
Month ended January 29, 1995.........    591,744      24,404           --                --       616,148
1994.................................    395,322     566,000     (320,000)(b)        49,578       591,744
1993.................................    250,441     265,000           --           120,119       395,322

---------------
(a) Represents accounts written off.

(b) Represents allowance for sales returns reclassified to accrued liabilities to conform to the presentation for the fiscal year ended January 28, 1996.

(c) Fiscal year ended January 28, 1996.

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
                                                                                       NUMBERED
                                                                                        PAGES
                                                                                     ------------
3.1      Certificate of Incorporation.(1)
3.1(a)   Certificate of Amendment of Certificate of Incorporation dated November
         28, 1994.(5)
3.1(b)   Certificate of Amendment of Certificate of Incorporation dated August 1,
         1995.(6)
3.1(c)   Certificate of Amendment of Certificate of Incorporation dated June 7,
         1996.(7)
3.1(d)   Certificate of Amendment of Certificate of Incorporation dated August 1,
         1996.(7)
3.2      By-Laws.(1)
4.1      Loan and Security Agreement dated January 20, 1995 by and between Congress
         Financial Corporation (Western) and Krause's Sofa Factory and Castro
         Convertible Corporation.(3)
4.1(a)   First Amendment to Loan and Security Agreement dated May 10, 1996 by and between Congress Financial Corporation (Western) and Krause's Sofa Factory
         and Castro Convertibles Corporation.(6)
4.2      Guarantee dated January 20, 1995 by Krause's Furniture, Inc. to Congress
         Financial Corporation (Western).(3)
4.5      Certificate of Designations of Preferred Stock.(4)
5        Opinion of counsel as to the legality of the Securities being registered.
10.1     1994 Directors Stock Option Plan.(5)
10.2     1990 Employees Stock Option Plan.(2)
10.3     Form of Securities Purchase Agreement between the Company and GECC dated as of August 26, 1996.(8)
10.4     form of $5,000,000 10% Subordinated Pay-In-Kind Note due August 31,
         2001.(8)
10.5     Form of Warrant to Purchase 1,400,000 Shares of Common Stock.(8)
10.6     Form of Securities Purchase Agreement between the Company and Certain
         Stockholders dated as of August 26, 1996.(8)
10.7     Form of Stockholders Agreement among the Company, GECC and certain other stockholders of the Company dated as of August 26, 1996.(8)
10.8     Form of Registration Rights Agreement among the Company and GECC and certain other stockholders of the Company dated as of August 26, 1996.(8)
10.9     Employment Agreement with Philip M. Hawley.(8)
10.10    1997 Stock Incentive Plan.
11       Statement regarding computation of per share earnings.
21       Subsidiaries.
23.1     Consent of Ernst & Young LLP, Independent Auditors.
23.2     Consent of KPMG Peat Marwick LLP.
23.3     Consent of Counsel. Reference is made to Exhibit 5.1.
24       Power of Attorney. Reference is made to page II-7.


---------------
(1) Incorporated herein by reference to Exhibits to Registrant's Form S-4 dated June 19, 1992 (File No. 33-48725).

(2) Incorporated herein by reference to Exhibit 10.2 to Registrant's Form 10-K for the year ended December 31, 1990 (File No. 0-17868).

(3) Incorporated herein by reference to Exhibit to Registrant's Form 8-K dated as of January 20, 1995 (File No. 0-17868).

(4) Incorporated herein by reference to Exhibit 4.3 to Registrant's Form 8-K dated as of October 7, 1993 (File No. 0-17868).

(5) Incorporated herein by reference to Exhibit 10.1 to Registrant's Form 10-K dated as of December 31, 1994 (File No. 0-17868).

(6) Incorporated herein by reference to Exhibits to Registrant's Form 10-K dated as of January 28, 1996 (File No. 0-17868).

(7) Incorporated herein by reference to Exhibits to Registrant's Form 10-Q dated as of July 28, 1996 (File No. 0-17868).


(8) Incorporated herein by reference to Exhibits to Registrant's Form 8-K dated as of August 26, 1996 (File No. 0-17868).